Exhibit 10.1

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

THIS ASSET PURCHASE AND CONTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of the date of the last signature to this Agreement (the “Effective Date”), by and among LMP AUTOMOTIVE HOLDINGS, INC., a Delaware corporation, and or its assigns, with a mailing address for purposes of notices hereunder of c/o Sam Tawfik, 601 North State Road 7, Plantation, Florida 33317 (“Purchaser”), NEWNAN IMPORTS, INC., a Georgia corporation, with a mailing address for purposes of notices hereunder of c/o Walt Gutierrez, 28 Rose Arbor Court, Newnan, Georgia 30265 (the “Seller”), and WALT GUTIERREZ, an individual resident of Georgia, with a mailing address for purposes of notices hereunder of 28 Rose Arbor Court, Newnan, Georgia 30265 (the “Shareholder”). The Purchaser, Seller, and Shareholder may each be referred to herein as a “Party” or collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, the Seller owns and operates a franchised motor vehicle dealership located at 2 Herring Road, Newnan, Georgia 30265 (the “Dealership Premises”), which sells and services (i) new and used motor vehicles distributed by Toyota Motor Sales, USA, Inc. and Southeast Toyota Distributors, LLC (collectively, “Toyota” or “Manufacturer”), (ii) new parts and accessories, and (iii) other used motor vehicles (collectively, the “Business”); and

WHEREAS, the Shareholder owns all of the outstanding and issued shares of stock in the Seller; and

WHEREAS, subject to, and in accordance with, the terms and conditions of this Agreement the Purchaser desires to purchase an undivided interest in the Dealership Assets (as hereinafter defined) from the Seller; the Seller desires to contribute an undivided interest in the Dealership Assets in exchange for issuance of a membership interest in the Purchaser; and the Purchaser desires to secure a dealer sales and service agreement from Manufacturer appointing the Purchaser as an authorized Toyota dealer at the Dealership Premises; and

WHEREAS, the Seller desires to sell an undivided interest in the Dealership Assets and contribute an undivided interest in the Dealership Assets in exchange for issuance of a membership interest in the Purchaser, subject to, and in accordance with, the terms and conditions of this Agreement; and

WHEREAS, the Seller occupies the Dealership Premises and facilities thereon under that certain Real Estate Lease by and between the Seller and Herring Road, LLC (“Landlord”), dated February 1, 2006, as amended (the “Premises Lease”). In connection with the Purchaser’s acquisition of the Dealership Assets, Parties will seek the consent of the Landlord to permit the Seller to assign its interests, as tenant, under the Premises Lease to the Purchaser.

NOW, THEREFORE, in consideration of the Parties’ execution of this Agreement, and the premises, mutual covenants and promises hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Affiliate” of a Person shall mean a Person that, directly or indirectly, controls, is controlled by or is under common control with the first Person.

(b) “Applicable Law” shall mean all applicable provisions of any federal, state, local, municipal, statute, law, common law, permit, ordinance, code, rule, regulation, decision, order, decree, treaty or judgment enacted, promulgated or issued by any Governmental Authority.

(c) “Applicable Rate” means 8% per annum, computed on the basis of a 360-day year or, with respect to any amount that an Indemnifying Party has been finally adjudicated as liable to an Indemnifying Party pursuant to Section 6, such higher post-judgment interest as may be imposed by any court of competent jurisdiction

(d) “Basis” shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence

(e) “Business Day” shall mean any day excluding Saturday, Sunday and any day on which commercial banks are by law closed in the State of Georgia.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Consent” shall mean all consents, approvals, authorizations, stipulations, ratifications, waivers, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

(h) “Contract” or “Contracts” shall mean all agreements, contracts, commitments, orders, licenses, leases and other instruments, arrangements and understandings (whether written or oral) to which a Person is a party, or by which any of its assets or properties are bound.

(i) “Control” (including the terms “controlled by” and “under common control with”) means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(j) “Current Financials” shall mean the internally prepared, un-audited financial statements of the Seller in the form required by the Manufacturer, for the fiscal years ending 2017, 2018, 2019, and year-to-date 2020.

(k) “Cut-Off Date” shall mean the date that is 180 days after the Effective Date.

(l) “DMS” shall mean a dealership management system.

(m) “EEOC” shall mean the U.S. Equal Employment Opportunity Commission.

(n) “Employee Benefit Plan” shall mean any (i) employee benefit plan within the meaning of Section 3(3) of ERISA, (ii) profit sharing, bonus, compensation, stock purchase, stock option, employment, termination, severance, retention or other similar plan, agreement or arrangement, and (iii) hospitalization, medical, life, or supplemental unemployment benefits plan, program, agreement or arrangement, which are or have been sponsored, maintained or contributed to or required to be contributed to by the Seller, any of its subsidiaries or any ERISA Affiliate for the benefit of any former or current consultant, employee, officer or director of the Seller, any of its subsidiaries or any ERISA Affiliate, whether formal or informal and whether legally binding or not.

(o) “Encumbrance” shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, or exercise of any other attribute of ownership that is imposed by agreement, understanding, Applicable Law or otherwise, whether of record or otherwise.

(p) “Environmental, Health and Safety Liabilities” shall mean any Losses, natural resource damages, Encumbrances, orders, and consulting fees, (i) which are incurred as a result of (A) the existence or alleged existence of Hazardous Substances in, on, under, at or emanating from the Dealership Premises, (B) the actual or alleged offsite transportation, treatment, storage or disposal of Hazardous Substances generated by the Seller or at the Dealership Premises or (C) the violation or alleged violation of any Environmental Laws or (ii) which arise under the Environmental Laws.

(q) “Environmental Laws” shall mean all Applicable Laws pertaining to the injury to, or the pollution or protection of human health and safety and the environment, including the regulation, control, clean-up, generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Substances.

(r) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(s) “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Seller or any of its subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA.

(t) “Escrow Agent” shall mean Bass Sox Mercer, 2822 Remington Green Circle, Tallahassee, Florida 32308.

(u) “GADOR” shall mean the Georgia Department of Revenue.

(v) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising legislative, executive, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to government, or any tribunal or arbitrators of competent jurisdiction.

(w) “Hazardous Substances” shall mean any chemical, material, substance, constituent, contaminant, waste or pollutant regulated under any Environmental Law, including:

(i) any toxic or hazardous wastes, materials, pollutants or substances, including petroleum products and by-products, flammable explosives, radioactive materials, asbestos, polychlorinated byphenyls, pesticides, herbicides, pesticide or herbicide containers, untreated sewage, industrial process sludge;

(ii) any substances defined as “hazardous substances” or “toxic substances” or similarly identified under CERCLA (42 U.S.C. § 9601 et seq., as amended);

(iii) “hazardous materials” as identified under the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as amended;

(iv) any chemical substance or mixture regulated under the Toxic Substance Control Act of 1976, 15 U.S.C. § 2601 et seq., as amended;

(v) any “toxic pollutant” under the Clean Water Act, 33 U.S.C. § 466 et seq., as amended, any hazardous air pollutant under the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; or

(vi) any toxic or hazardous wastes, materials, pollutants or substances regulated under any other Environmental Law including any so-called “Super Fund” or “Super Lien” legislation, now existing, pertaining to hazardous materials, pollutants or wastes.

(x) “IRCA” shall mean the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder.

(y) “Knowledge” an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual knows or should have known of the particular matter referred to; with respect to the Seller, that any person responsible for overseeing the day to day operations of the Company or any general manager, new or used car sales manager, service manager, comptroller/office manager (or any person with similar such responsibilities regardless of title) knows or should have known of the particular fact or matter referred to.

(z) “Liability” or “Liabilities” shall mean with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

(aa) “Licenses” shall mean all licenses, grants, franchises, permits, approvals, Consents and other authorizations issued to or maintained by the Seller in connection with its ownership, possession, use, occupancy or operation of any of the Dealership Assets, or its operation of the Business.

(bb) “Losses” shall mean any and all damages (including punitive damages and consequential damages awarded by a court of competent jurisdiction), losses, charges, liabilities, claims, demands, Proceedings, payments, judgments, settlements, assessments, obligations, deficiencies, Taxes, interest, penalties, costs, and expenses (including reasonable attorneys’ fees).

(cc) “Manufacturer Parts Inventory” shall mean all of the Company’s inventories of new, current, returnable, and non-obsolete Manufacturer parts and accessories in their original, unbroken packages, which are located on or in transit to the Company as of the Closing Date, and which are listed in a Manufacturer’s current parts and accessories price book/catalogues, with supplements in effect on the inventory date described in Section 3.2. Notwithstanding the foregoing, Manufacturer Parts shall not include any “Obsolete” parts, defined as parts (a) not being listed in the current Manufacturer’s Master Parts Price List/Suggested List Prices and Dealer Prices (or other applicable similar Manufacturer price lists, with supplements or the equivalent in effect as of the Inventory date, the “Master Price List”), as returnable to the Manufacturer at not less than the value reflected in the Master Price List, or (b) that have been in the Company’s inventory longer than 12 months prior to Closing Date.

(dd) “Material Adverse Change” shall mean any change in, or effect on, the Seller (including the business thereof) which is, or could reasonably be expected to be, materially adverse to the business, operations, assets, condition (financial or otherwise) or prospects of the Seller.

(ee) “Miscellaneous Inventory” shall mean all miscellaneous inventory of the Company located at the Dealership Premises on the Closing Date and consisting of non-Manufacturer Parts, batteries, tires, and paint, gas, oil and grease, etc., each of which is less than 1 year old, and all of which (in the case of fluids and paint) shall be in unopened containers and usable.

(ff) “OA Prep Period” shall mean 21 days after the Effective Date.

(gg) “Operating Agreement” means that certain operating agreement by and between the Seller and the Purchaser, a form of which shall be agreed upon by the Parties during the OA Prep Period.

(hh) Other Agreements” shall mean collectively, the Bill of Sale and Assignment, the Non-Competition and Non-Solicitation Agreement, and any other agreements, instruments, certificates and documents executed by the Parties in connection herewith or therewith.

(ii) “Parts” shall mean collectively, the Manufacturer Parts, the Non-Manufacturer Parts, and the Supplies.

(jj) “Permitted Encumbrances” shall mean Encumbrances securing indebtedness or other monetary obligations that constitute an Assumed Liability.

(kk) “Person” shall mean any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity (foreign or domestic).

(ll) “Proceeding” shall mean any action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity.

(mm) “Returns” shall mean any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

(nn) “Service Loaners” shall mean motor vehicles owned by the Company, located on the Dealership Premises on the Closing Date, and provided by the Company to customers while their vehicles are being serviced by the Company. Service Loaners shall include motor vehicles that are current in status as well as vehicles that have been retired from such status.

(oo) “Tax” or “Taxes” shall mean any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales (including bulk sales), use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, including all interest and penalties thereon and additions thereto whether disputed or not.

(pp) “Third-Party Claim” means a third-party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any director, stockholder, officer, member, partner, equity holder or employee of any such Indemnified Party or its Affiliates.

(qq) “Transaction” shall mean the sale by the Seller and the purchase by the Purchaser of an undivided interest in the Dealership Assets, the assumption by the Purchaser of the Assumed Liabilities, and the Seller’s contribution to Purchaser of an undivided interest in the Dealership Assets in exchange for issuance of a membership interest in the Purchaser, all in accordance with the terms of this Agreement.

(rr) “Treasury Regulations” shall mean the Federal income tax regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time.

(ss) “URL” shall mean a uniform resource locator.

(tt) “Used Vehicles” shall mean all vehicles that are located on the Dealership Premises on the Closing Date and owned and held by the Seller for resale, to include Service Loaners, but excluding New Vehicles, Demos, or company vehicles.

(uu) “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act or any similar state or local Applicable Law.

(vv) “We-Owes” shall mean a promise by the Seller to a customer for the delivery of goods or services in the future.

1.2 Other Defined Terms. Certain other terms are defined in this Agreement and are used with the meanings so ascribed to them.

2. THE TRANSACTION

2.1 Purchased Asset Interest. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 4.1 below), the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller, all of the Seller’s right, title and interest in and to an undivided 75% interest (the “Purchased Asset Interest”) in each of the following assets (collectively, the “Dealership Assets”), free and clear of all Encumbrances (except Permitted Encumbrances):

(a) all of the Seller’s furniture, fixtures, signs, product marketing displays, office equipment and computers, machinery and shop equipment, parts equipment, special tools, lifts, hybrid charging stations and related equipment, removable compressors, shop tools, company vehicles, and other items of tangible personal property owned and used by the Seller in the operation of the Business, including those items listed on the Seller’s depreciation schedules and on Schedule 2.1(a) (the “Fixed Assets”), attached hereto;

(b) each new, undamaged, and not previously titled (even if later reversed) or reported sold (even if later reversed), 2019 and newer model year Manufacturer motor vehicles, which (i) has no more than 250 miles recorded on it odometer as of the Closing Date, (ii) has been in inventory fewer than 365 days as of the Closing Date, and (iii) is located at or in transit to the Dealership Premises as of the Closing Date (collectively, the “New Vehicles”);

(c) each vehicle that would be a New Vehicle but for having more than 250 miles recorded on its odometer as of the Closing Date (collectively, the “Demos”). Notwithstanding the foregoing, a Demo shall not include any vehicle with more than 4,000 miles recorded on its odometer as of the Closing Date;

(d) such of the Seller’s inventory of Used Vehicles for which the Parties are able to agree to a value. Any Used Vehicle(s) for which the Parties cannot reach an agreement on value shall be considered an Excluded Asset;

(e) the Seller’s assignable rights and privileges under (i) the Contracts identified on Schedule 2.1(e) attached hereto, which as part of the Purchaser’s business due diligence the Purchaser shall elect whether to assume (collectively, the “Assumed Contracts”); and (ii) other Assumed Liabilities;

(f) all of the Seller’s Manufacturer Parts Inventory;

(g) all of the Seller’s Miscellaneous Inventories;

(h) all of the Seller’s sublet repairs and work in process repairs for which (i) the Seller possesses an initial repair order signed by the customer authorizing such repair, (ii) the repair order has been open for fewer than 10 Business Days prior to the Closing Date, (iii) in the case of work in process repairs, the subject vehicle is present at the Dealership Premises on the Closing Date, and (iv) in the case of sublet repairs, the subject vehicle is present at the sublet repair facility on the Closing Date (collectively, the “WIP”). The Purchaser may review all WIP prior to the Closing Date;

(i) the Seller’s return privileges, if any, concerning the Manufacturer Parts;

(j) the Seller’s assignable rights to its email addresses, PO Boxes, telephone and facsimile numbers (local and toll-free), as listed on Schedule 2.1(k);

(k) to the extent transferable, all Licenses;

(l) all rights of the Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof, each of which relates to an Assumed Liability and are not otherwise an Excluded Asset;

(m) all offices supplies, janitorial supplies, and similar items owned by the Seller and located at the Dealership Premises as of the Closing Date;

(n) any rights relating to or arising out of or under any express or implied warranties from suppliers with respect to the Dealership Assets;

(o) all assignable rights of the Seller arising under any non-compete or restrictive covenant agreements between the Seller and any former member(s), or between the Seller and its employees, current or former;

(p) any insurance proceeds for claims or damages to the Dealership Assets, unless such proceeds have been used prior to the Closing Date for repair or restoration; and

(q) all of the Seller’s perpetual inventory records, sales records, customer lists, customer service records and all other customer data, deal jackets, supply and manufacturer lists, technical data, and sales and marketing literature, advertising materials, promotional materials, including merchandising literature from the Manufacturer, whether in hard or digital copies (the “Records”), and all of the Seller’s intangible property rights and goodwill associated with the Business, including all assignable franchise rights under the Manufacturer’s dealer sales and service agreements, all tradenames (including Toyota of Newnan) and URLs (including https://www.toyotaofnewnan.com/) owned or controlled by the Seller and utilized by the Business, and any and all of the Seller’s rights to content and access (including usernames and passwords, or other access means) related to GooglePlusLocal, GooglePlusBusiness, yelp, LinkedIn®, Facebook®, MySpace®, foursquare, Twitter®, Dealer Rater, Edmunds, and Cars.com, and other intellectual property owned by Seller and used or useable in the Business, and all other intangible assets, rights and properties of the Seller whatsoever (along with the Records, collectively, the “Goodwill”), except as described in Section 2.2.

Notwithstanding the foregoing, the transfer of the Dealership Assets under this Agreement shall not include the assumption of any Liability in respect thereof unless the Purchaser expressly assumes such Liability under Section 2.3(a).

2.2 Contribution of the Contributed Asset Interest. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 4.1 below), the Seller shall, as a member contribution, contribute the Seller’s right, title and interest in and to an undivided 25% interest (the “Contributed Asset Interest”) in the Dealership Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), in exchange for the Purchaser’s issuance to the Seller of a 25% membership interest in the Purchaser, all in accordance with this Agreement and the Operating Agreement.

2.3 Excluded Assets. Notwithstanding any contrary provision contained herein, the Seller shall retain, and shall not sell to the Purchaser, the assets not included in the Dealership Assets, including the following specific items (collectively, the “Excluded Assets”):

(a) cash and cash equivalents on hand and in banks, certificates of deposit, commercial paper, stocks, bonds and other liquid investments;

(b) accounts receivable of the Seller (including any “contracts in transit,” rebates receivable, holdbacks, discounts receivable, credit life commissions receivable, A & H commissions and finance Seller receivables, both current and deferred);

(c) any prepaid expense, insurance, interest, utilities, or rent and any deposits related thereto, which accrue to the benefit of the Seller as of the day prior to the Closing Date;

(d) the minute book, corporate, accounting, and Tax records, and corporate seal of the

Seller;

(e) any correspondence or records of the Seller that constitutes attorney-client privileged communications;

(f) the consideration for the Purchased Asset Interest to be delivered by the Purchaser to the Seller under this Agreement;

(g) the consideration (membership interest) for the Contributed Asset Interest;

(h) the Seller’s right to enforce this Agreement;

(i) vehicle parts and accessories that do not constitute Manufacturer Parts Inventory or Miscellaneous Inventories;

(j) vehicles not purchased by the Purchaser hereunder;

(k) the Seller’s contracts or policies of insurance and any refunds of taxes or tax loss carry forwards of the Seller;

(l) any assets leased by the Seller that would otherwise constitute Fixed Assets if not so leased, unless the Purchaser assumes such lease obligations;

(m) all rights under any Licenses and Contracts, except for Assumed Contracts and assigned Licenses;

(n) real estate owned by the Seller;

(o) those items of personal property owned by the Shareholder and located at the Dealership Premises, which are listed on Schedule 2.2(j); and

(p) all Employee Benefit Plans.

2.4 Assumption of Liabilities.

(a) At the Closing, the Purchaser shall assume (and shall agree to discharge, pay and perform in accordance with their terms) only the following Liabilities of the Seller (each an “Assumed Liability,” and collectively, the “Assumed Liabilities”), and no other liabilities or obligations of the Seller whatsoever:

(i) all of the Seller’s Liabilities under the Assumed Contracts arising on or after the Closing Date (other than any Liabilities arising out of any breach or default that occurred prior to the Closing Date);

(ii) all of the Seller’s Liabilities to customers under the conditions of the Seller’s vehicle order forms or special parts order forms arising with respect to any customer deposits received in the ordinary course consistent with past practices, to the extent that (A) the terms and conditions thereof are reasonably acceptable to the Purchaser and consistent with the Seller’s past practices and current market, (B) the associated deposit is not escheatable or otherwise subject to forfeiture to the State of Georgia as unclaimed property, and (C) the associated vehicles are currently scheduled for production, which such Liabilities shall be reflected at the Closing on a schedule, and, along with any such Seller’s vehicle order or special parts order forms, shall be delivered at the Closing (the “Customer Deposits”); provided, however, that the Purchaser shall not assume any of the Seller’s Liabilities arising out of any breach of or default under such vehicle order that occurred prior to the Closing Date;

(iii) all of the Seller’s obligations to complete WIP;

(iv) all of the Seller’s We-Owes, the value of which shall be subtracted from the Asset Interest Price; and

(v) all of the Seller’s Liabilities under the Premises Lease arising on or after the Closing Date (other than any Liabilities arising out of any breach or default that occurred prior to the Closing Date).

(b) Except as otherwise provided in this Section 2.4, the Purchaser shall not assume, or in any way be responsible or liable for, any Retained Liabilities. “Retained Liabilities” shall mean each and every Liability of the Seller, other than the Assumed Liabilities, including (i) any Liabilities of the Seller arising out of the operation of the Business prior to the Closing Date, (ii) conditions existing or alleged to have existed or any acts or omissions occurring or alleged to have occurred at the Dealership Premises prior to the Closing Date, including any Liabilities described in this Agreement or the Schedules, (iii) any Liabilities attributable to violations of any Applicable Law, (iv) any pending or threatened Proceeding against the Seller, and (v) chargebacks from the cancellation/termination of finance or insurance products on vehicles sold by the Seller prior to the Closing Date.

(c) Except for the Assumed Liabilities, following the Closing, the Seller shall pay all amounts due to creditors of the Seller for goods or services provided to the Seller with respect to the Business as such amounts come due, it being understood that Seller shall use its best efforts to discharge such obligations in a timely manner so as not to result in any unreasonable interruption of business or delivery of services or products to the Purchaser.

(d) Without limitation of the foregoing, it is specifically understood and agreed between the Parties that the Purchaser shall not be responsible for any express or implied warranties given by the Seller to customers prior to the Closing Date. Further, should any customer make a claim upon any warranty given by the Seller or for defective vehicle repair by the Seller prior to the Closing, then, in that event, the Purchaser at its option may adjust any such minor item as it so desires, at the Seller’s expense, and on any major item shall notify the Seller and, upon the Seller’s approval, shall repair said item at the Seller’s expense. Any major item shall be defined as any item at cost to the Purchaser in excess of $250.00.

(e) The obligations of the Seller and Purchaser under this Section 2.4 shall survive the Closing of this Transaction.

3. ASSET INTEREST PRICE

3.1 Asset Interest Price. The consideration to be paid by the Purchaser to the Seller for the Purchased Asset Interest (the “Asset Interest Price”) shall be an amount equal to 75% of the value of the following Dealership Assets and Assumed Liability Credits, determined and allocated as follows, and shall be payable at Closing in accordance with Section 4.5(a):

(a) Goodwill: The value for the Goodwill, and all the items listed in Section 2.1 but not explicitly mentioned in this Section 3.1, shall be $36,000,000; PLUS

(b) Fixed Assets: The value for the Fixed Assets shall be equal to their depreciated net book value (on tax basis accounting in accordance with the Code) as of the month ending preceding the Closing Date; provided, however, with respect to any lease or financing agreement involving the Fixed Assets and included in the Assumed Contracts, the value for the Fixed Assets shall be reduced by an amount equal to any applicable payoff amount of such obligation as of the Closing Date. The value for the Fixed Assets will be subject to (i) reduction (at replacement cost) prior to the Closing for Fixed Assets which are listed on Schedule 2.1(a) on the Effective Date but missing from the Dealership Premises or not in good working condition as of the Closing Date, and (ii) increase (at depreciated net book value) prior to the Closing Date for Fixed Assets which are not listed on Schedule 2.1(a) at the Effective Date, but are added to Fixed Assets prior to the Closing Date with the Purchaser’s prior written approval, not to be unreasonably withheld, conditioned, or delayed; PLUS

(c) Manufacturer Parts Inventory: The value for the Manufacturer Parts Inventory shall be the value shown in the most recent Manufacturer parts and accessories price book or catalogues, as applicable, with all supplements in effect as of the date of an inventory, with such value to be reduced by any credits, discounts, allowances, rebates, or other incentives for which the Seller has received on or before the Closing Date or would be eligible to receive after the Closing Date; PLUS

(d) Miscellaneous Inventory: The value for the Seller’s Miscellaneous Inventory shall be the Seller’s verifiable costs in such inventories; PLUS

(e) New Vehicles: The value for each New Vehicle shall be an amount equal to the aggregate sum of (i) the Manufacturer’s invoice cost to the Company, including Manufacturer charges for freight and handling, PLUS (ii) the wholesale cost (without internal markup) to the Company of all “add- on” parts or accessory items (installed consistent with the Seller’s past practices, but specifically excluding reconditioning charges and soft adds such as etch, leather treatment, undercoatings, paint sealants, etc.), MINUS (iii) dealer holdback, floorplan assistance, advertising or marketing allowance and any dealer cash/rebates or carryover allowances, and any other dealer factory incentives with respect to such vehicles and for which the Company has previously been paid, MINUS (iv) a credit in favor of the Purchaser equal to the value of any Manufacturer installed accessories removed or missing from a vehicle, valued at cost reflected on such vehicle’s invoice, MINUS (v) the amount of any PDI payment received from the Manufacturer but for which no PDI activity has been performed on such vehicle (such formula being hereinafter referred to as the “Triple Net Formula”). Any dealer-traded vehicle that constitutes a New Vehicle shall be valued in accordance with the Triple Net Formula. The value of each New Vehicle shall not include any cleaning or reconditioning charges or any Seller-imposed surcharge or “pack” (whether or not such amounts have been or were to be taken into income by the Seller); PLUS

(f) Demos: The value for each Demo shall be calculated in accordance with the Triple Net Formula, except there shall be an additional credit in favor of the Purchaser in the amount of $0.25 per mile for each mile in excess of 250 miles recorded on such Demo’s odometer as of the Closing Date; PLUS

(g) Used Vehicles: The value for each Used Vehicle shall be as mutually agreed upon by the Parties; PLUS

(h) WIP: The value for the WIP shall be the Seller’s cost of parts and accessories (with no internal markup) and the cost of the Seller’s service technician wage expense (with no internal markup); MINUS

(i) Customer Deposits: The sum of the value of all Customer Deposits held by the Seller as of the Closing Date for all New Vehicles or special-order parts and accessories to be delivered on or after the Closing Date; MINUS

(j) We-Owes: The sum of the value of all outstanding We-Owes issued prior to the Closing Date, which shall be reflected at the Closing on a schedule.

3.2 Physical Inventories. The classification and valuation of the Manufacturer Parts Inventory and Miscellaneous Inventory shall be established, in accordance with the provisions hereof, by a physical inventory count conducted by an independent inventory service reasonably acceptable to the Parties (the “Parts Inventory”). The Parts Inventory shall be taken as close as practicable to the Closing Date, but no later than 2 days before the Closing Date, and will be adjusted to reflect purchases and sales of the Parts between the date of such physical inventory count and the Closing Date. The Seller agrees that no such additions and deductions shall be made in such inventory except in the ordinary course consistent with past practices and, further, to keep its usual and adequate records of such additions and deductions, which records shall be made available to the Purchaser for review and verification.

3.3 Value of the Contributed Asset Interest. The value of the Contributed Asset Interest (which shall be reflected in the Operating Agreement and the Seller’s member capital account, thereunder) shall be an amount equal to 25% of the value of the Dealership Assets and Assumed Liability Credits, as set forth in the sub-parts to Section 3.1.

3.4 Audit of Seller’s 2018 and 2019 Financials; Non-Audited Financials.

(a) On or before the 10th Business Day after the Effective Date, the Seller agrees to engage a public accounting firm to commence an independent audit of the Seller’s book and records for the fiscal years 2018 and 2019 and to prepare audited financial statements and related statements of income (profit and loss), cash flow, and member equity (balance sheet) (collectively, the “Audited Financial Statements”), to be delivered to the Seller on or before the 60th day after the Effective Date. The Purchaser shall reimburse the Seller for the cost of obtaining the Audited Financial Statements, not to exceed $50,000. The Audited Financial Statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and shall be consistent with the books and records of the Seller. Within 3 Business Days of receipt of the Audited Financial Statements, the Seller shall deliver to the Purchaser, together with the Audited Financial Statements, an opinion of Seller's independent auditors that the Audited Financial Statements present fairly the financial condition and results of operations of the business relating to the Dealership Assets of the Seller. Seller shall make available to the Purchaser and the Purchaser’s accountants the Seller’s work papers and backup materials used in the preparation of the Audited Financial Statements.

(b) Within 30 days after the Effective Date, the Seller shall provide to the Purchaser the following CPA-prepared financial statements for the fiscal years 2018 and 2019: profit and loss statement, cash-flow statement, and balance sheet. Such financial statements shall be prepared according to United States generally accepted accounting principles.

3.5 Prorations.

(a) All obligations and liabilities represented by ad valorem taxes and assessments on the Dealership Assets for the year in which the Closing occurs, and all prepaid and accrued expenses related to utilities, prepaid items, non-refundable utility deposits and the like relating to the Business or Assumed Liabilities, shall be apportioned between the Seller and the Purchaser as of the Closing Date, it being understood that the Seller shall be responsible for any such obligations and liabilities accrued or allocable to periods prior to the Closing Date (whether or not then paid) and the Purchaser shall be responsible for any such obligations and liabilities accruing or allocable for the periods on and after the Closing Date.

(b) To the extent not fixed at the Closing Date, the initial apportionment of taxes shall be upon the basis of the appropriate rate or charge for the preceding year or other applicable period and applied to the latest assessment. If any final bill, including one for taxes and other apportioned obligations and liabilities, is different from that upon which the initial apportionment is made, the Parties shall promptly thereafter make an appropriate adjustment.

(c) Payments between the Parties to effect any apportionment under this Section 3.3 shall occur on the Closing Date or promptly after such adjustments have been determined and mutually agreed to by the Parties.

3.6 Allocations. The Parties shall prepare an allocation of the Asset Interest Price, taking into account any adjustments made thereto in accordance with this Agreement, among the Dealership Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocations shall be binding upon the Parties. Each of the Parties shall take all actions and file all Returns (including IRS Form 8594 “Asset Acquisition Statement”) consistent with such allocation. The Parties shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as may be reasonably requested by another Party to prepare such allocation.

3.7 Deposit.

(a) Within 3 Business Days of the Effective Date, the Purchaser shall deliver to the Escrow Agent the amount of $1,000,000, to be held in the Escrow Agent’s IOLTA Attorneys Trust Account (the “Deposit”). If the Transaction shall be consummated, the Deposit shall be applied to the Purchaser’s obligations at the Closing as set forth in Section 4.5, and if this Agreement shall be terminated and the Transaction abandoned, then the Deposit shall be applied as set forth in Section 8.2.

(b) By its execution of a counterpart of this Agreement or other signed agreement among Escrow Agent, the Seller, and the Purchaser, the Escrow Agent hereby accepts its designation as the escrow agent with respect to the Deposit, acknowledges receipt of the Deposit, subject to collection, and agrees to hold, invest and disburse the same as herein provided. The Escrow Agent shall not be liable for any acts taken in good faith, shall only be liable for its willful default or action, or gross negligence, and may, in its sole discretion, rely in good faith upon the written notices, communications, orders or instructions given by any Party; provided, however, that if any notice or correspondence is not executed by both the Purchaser and the Seller, the Escrow Agent shall give to the Purchaser or the Seller, as the case may be, copies of any notice or correspondence received from the other and shall not take any actions with regard thereto for 5 Business Days following the giving of such notice.

(c) In the event of a disagreement between the Seller and the Purchaser as to the proper disbursement of the Deposit, the Escrow Agent reserves the right to deposit said funds into the Registry of the Clerk of Court of Coweta County, Georgia (the “Court Registry”), by filing an interpleader action and Escrow Agent shall thereupon be discharged from the liability hereunder and shall be entitled to reimbursement from the Seller and the Purchaser for all attorney’s fees incurred and court costs expended in connection therewith. The parties acknowledge that the Escrow Agent is also the Purchaser’s attorney with respect to this Transaction and that, in the event an interpleader action is filed with respect to the Escrow Deposit, the Escrow Agent may continue to represent the Seller in such action or in any other action against the Seller with respect to this Agreement.

(d) The Seller and the Purchaser hereby agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses which may be incurred by the Escrow Agent in connection with its acceptance of this appointment or the performance of its duties hereunder; provided, however, that if the Escrow Agent shall be found guilty of willful default or action, or gross negligence, then, in such event, the Escrow Agent shall bear all such losses, claims, damages, liabilities and expenses. In the event the Escrow Agent places the Deposit in the Court Registry, upon the delivery of same to the prevailing party, whether by court order or otherwise, the non-prevailing party shall (i) pay to the prevailing party at the time of such delivery, interest on said monies at the publicly announced prime rate of J.P. Morgan Chase Bank, as such rate may change from time to time, said interest to run from the date of deposit into the Court Registry until delivery of same to the prevailing party, and (ii) notwithstanding any contrary provision contained herein, pay to the Escrow Agent all monies necessary to reimburse the Escrow Agent for any losses, claims, damages, liabilities and expenses incurred by the Escrow Agent in connection with its appointment as the Escrow Agent or the performance of its duties hereunder.

4. CLOSING

4.1 Time, Date and Place of Closing.

(a) Subject to the provisions of Section 8, the closing of the Transaction (the “Closing”) shall take place at such time and location as the Parties shall mutually select on or before the 30th day following the later of: (i) Manufacturer’s approval of the Purchaser, as provided in Section 4.2(c) below, (ii) the expiration of the Due Diligence Period, or (iii) such other date agreed to by Seller and Purchaser (the “Closing Date”); provided, the satisfaction (or appropriate waiver in writing) of the conditions set forth in Sections 4.2 and 4.3 below; provided, the foregoing does not diminish the requirement of the fulfillment (or appropriate waiver in writing) of those conditions that by their terms or nature are to be satisfied at the Closing, and such conditions to be satisfied at the Closing shall not be grounds for delaying the scheduling of the Closing.

(b) The Closing shall be effective at 12:00:01 am (Eastern) on the Closing Date.

4.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to make the payments and deliveries required under Section 4.5 and to consummate the Transaction are subject to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a) Accuracy of Representations. Each of the representations and warranties of the Seller and the Shareholder contained in this Agreement, or in any certificate, exhibit, Schedule or other document delivered by the Seller and the Shareholder in connection with this Agreement shall be true and correct in all material respects, in each case on the Effective Date and at and as of the Closing Date as though made on and as of the Closing Date and each of such representations and warranties that is qualified as to materiality shall be true and correct in all respects in each case on the Effective Date and at and as of the Closing Date as though made on and as of the Closing Date (except in each case for such representations and warranties as are dated as of a particular date, which shall be true and correct in all material respects or true and correct in all respects, as the case may be, as of such date).

(b) Performance of Obligations. The Seller and the Shareholder shall have fully complied with and performed all of their obligations and covenants under this Agreement required to be performed or complied with prior to or at the Closing, including tendering for delivery to the Purchaser all of the items set forth in Section 4.4 below.

(c) No Material Adverse Change. Between the Effective Date and the Closing Date there shall have been no Material Adverse Change.

(d) Manufacturer Approval. The Manufacturer shall have approved in writing the Transaction and the appointment of the Purchaser as an authorized motor vehicle dealer in the Manufacturer’s products at the Dealership Premises, all on terms (including any facility or image improvement requirements) acceptable to the Purchaser, and the Manufacturer shall have issued to the Purchaser such documentation necessary for issuance of a Georgia new motor vehicle dealer license. The Seller shall have executed all documents required by the Manufacturer to terminate its dealer sales and service agreement with the Manufacturer, to be effective as of the Closing Date and to be delivered to the Purchaser and the Manufacturer at Closing.

(e) Financing. Within 30 days of the Effective Date, the Purchaser shall have received a written commitments floor plan and acquisition financing, all on terms and conditions acceptable to the Purchaser.

(f) Employment Agreement. The Purchaser, or its Affiliate, and Nick Pierce (the “General Manager”) shall have entered into an employment agreement on terms mutually acceptable to the Purchaser and General Manager.

(g) Third Party Consents. With respect to each Assumed Contract that requires, prior to an assignment of the Seller’s interest therein, the Consent of a third party, each such third party shall, without cost to the Purchaser, have granted its Consent, in form and substance reasonably satisfactory to the Purchaser, authorizing the assignment of each of the Assumed Contracts from the Seller to the Purchaser.

(h) No Litigation. No Proceeding shall be pending, or threatened, or reasonably foreseeable, before any court or other Governmental Authority, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) restrain, enjoin, prohibit or prevent consummation of the Transaction or any other transaction contemplated by this Agreement, (ii) cause the Transaction to be rescinded following consummation, or (iii) affect adversely the right of the Purchaser to own the Dealership Assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(i) Licenses. The Purchaser shall have obtained all required Licenses from Governmental Authorities to operate a franchised new motor vehicle dealership at the Dealership Premises, in the same manner as currently operated by the Seller.

(j) Due Diligence. The Purchaser shall be satisfied with its due diligence investigations and inspections of the Business and the Dealership Assets. This provision shall be deemed satisfied at the end of the 2nd Business Day after the end of the Due Diligence Period, unless the Purchaser terminates this Agreement pursuant to Section 8.1(f).

(k) Landlord Consent. The Landlord shall have consented to the Seller’s assignment of the Premises Lease to the Purchaser.

(l) Subordination, Non-Disturbance and Attornment Agreement. Each of the Landlord’s lenders shall have entered into a Subordination, Non-Disturbance and Attornment Agreement with regard to the Premises Lease in form reasonably acceptable to the Purchaser’s counsel.

4.3 Conditions to Obligations of the Seller. The obligations of the Seller to make the deliveries set forth in Section 4.4 and to consummate this Transaction are subject to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a) Accuracy of Representations. Each of the representations and warranties of the Purchaser contained in this Agreement, or in any certificate, exhibit, Schedule or other document delivered by the Purchaser in connection with this Agreement shall be true and correct in all material respects in each case on the Effective Date and at and as of the Closing Date as though made on and as of the Closing Date and each of such representations and warranties that is qualified as to materiality shall be true and correct in all respects in each case on the Effective Date and at and as of the Closing Date as though made on and as of the Closing Date (except in each case for such representations and warranties as are dated as of a particular date, which shall be true and correct in all material respects or true and correct in all respects, as the case may be, as of such date).

(b) Performance of the Purchaser’s Obligations. The Purchaser shall have fully complied with and performed all its obligations and covenants under this Agreement required to be performed or complied with prior to or at the Closing, including tendering for delivery to the Purchaser all of the items set forth in Section 4.5 below.

(c) No Litigation. No Proceeding shall be pending, or threatened, or reasonably foreseeable, before any court or other Governmental Authority, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) restrain, enjoin, prohibit or prevent consummation of any of the Transaction or any other transaction contemplated by this Agreement, or (ii) cause the Transaction to be rescinded following consummation.

(d) Landlord Consent. The Landlord shall have consented to the Seller’s assignment of the Premises Lease to the Purchaser.

4.4 Deliveries by the Seller at the Closing. On or before the Closing Date, the Seller and the Shareholder, as the case may be, shall deliver the following to the Purchaser (or as otherwise provided herein), each, where applicable, duly executed (or endorsed, as the case may be) by the Seller and/or Shareholder:

(a) (i) such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance (collectively, the “Conveyance Instrument”) as will effectively convey to the Purchaser all title to and interest in the Purchased Asset Interest and Contributed Asset Interest, together with releases or termination statements of all Encumbrances (other than Permitted Encumbrances) on the Dealership Assets, and (ii) an instrument of assignment and assumption with respect to the Assumed Liabilities (the “Assignment and Assumption Instrument,” and along with the Conveyance Instrument, collectively, the “Bill of Sale and Assignment”), in substantially the form attached hereto as Exhibit A;

(b) an instrument of assignment and assumption with respect to the tradenames, trademarks, domain names and URLs listed on Schedule 5.2(q), in substantially the form attached hereto as Exhibit B (the “IP Assignment Agreement”);

(c) an agreement concerning the allocation of the Asset Interest Price and preparation of IRS Form 8594, in substantially the form attached hereto as Exhibit C (the “8594 Agreement”)

(d) a non-competition and non-solicitation agreement, in substantially the form attached hereto as Exhibit D (the “Non-Competition Agreement”);

(e) a post-Closing agreement (the “Post-Closing Agreement”), as applicable;

(f) a closing and disbursement statement enumerating the Asset Interest Price, prorations, and adjustments, all in accordance with this Agreement or as otherwise agreed upon by the Seller and the Purchaser (the “Closing Statement”);

(g) the Operating Agreement;

(h) all manufacturer statements of origin furnished by the Manufacturer for the New Vehicles, Demos, and Service Loaners, and all titles for the Used Vehicles and the company vehicles (collectively, the “Titles”), along with a limited power of attorney in favor of the Purchaser with respect to the Titles;

(i) a letter of good standing from the Georgia Department of Revenue (“DOR”) stating that as of a date not more than 20 days prior to the Closing Date, no taxes, interest or penalties are due to the DOR from the Seller. The foregoing certification shall be referred to as the “Tax Certificate.” If the Seller is unable to deliver the Tax Certificate, the Purchaser may waive this delivery requirement subject to the Seller authorizing the Withheld Tax Amount described in Section 7.11, as contemplated under Section 48-8-46, Georgia Code, and executing the Tax Escrow Agreement attached hereto as Exhibit E;

(j) all owners’ manuals, all headsets, all DVD remotes (if applicable), all navigation system SD cards and DVDs, all floor mats, and at least 2 keys and wireless key fobs for each New Vehicle, Demo, and Service Loaner, and 1 key to each of the Used Vehicles acquired by the Purchaser;

(k) schedules, inventories, and other data from the Seller’s DMS reasonably requested by the Purchaser as part of building closing inventory/accounting schedules;

(l) a certificate dated the Closing Date and executed by an authorized representative of the Seller, certifying (i) that the representations and warranties of the Seller in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, (ii) the covenants and agreements to be performed or complied with by the Seller prior to the Closing have been performed and complied with in all respects, (iii) the resolutions of the Seller authorizing the execution and delivery of this Agreement and the agreements contemplated hereby and approving the consummation of the Transaction, and (iv) the incumbency and signatures of any representatives of the Seller executing this Agreement;

(m) such document(s) as may be required by the Manufacturer to (i) memorialize or confirm the surrender or termination by the Seller of its dealer sales and service agreement and franchise rights with respect to the Manufacturer’s brands, (ii) confirm successful Closing of the Transaction, or (iii) memorialize the agreed disposition of the Seller’s parts account (e.g., the “Parts Account Settlement Acknowledgement”);

(n) a certificate of good standing with respect to the Seller from the Georgia Secretary of State, dated as of a recent date prior to the Closing Date;

(o) the cancellation of, or transfer to the Purchaser, of all fictitious names associated with the Business; and

(p) such other documents or instruments as may be required under this Agreement or as may be reasonably requested by the Purchaser in connection with the consummation of the Transaction.

4.5 Deliveries by the Purchaser at the Closing. On or before the Closing Date, the Purchaser shall deliver or cause to be delivered the following to the Seller (or as otherwise provided herein), each, where applicable, duly executed (or endorsed, as the case may be) by the Purchaser:

(a) delivery to the Escrow Agent (who will serve as a disbursement agent at the Closing) by wire transfer in immediately available funds of an amount equal to the sum of the Asset Interest Price, subject to the adjustments provided herein MINUS the Indemnification Escrow Amount MINUS the Withheld Tax Amount PLUS or MINUS any adjustments for prorations and other payments and withholdings to be paid or otherwise borne by the Seller or the Purchaser under this Agreement, which such net amount shall be disbursed by the Escrow Agent to the Seller by wire transfer to an account designated by the Seller, in immediately available funds;

(b) the Bill of Sale and Assignment;

(c) the IP Assignment Agreement;

(d) the 8594 Agreement;

(e) the Non-Competition Agreement;

(f) the Post-Closing Agreement;

(g) the Operating Agreement;

(h) evidence of the issuance to the Seller of a 25% membership interest in the Purchaser;

(i) the Closing Statement;

(j) as applicable, the Tax Escrow Agreement;

(k) a certificate of good standing with respect to the Purchaser from the Georgia Secretary of State, dated as of a recent date prior to the Closing Date;

(l) a certificate dated the Closing Date and executed by an officer of the Purchaser, certifying (i) that the representations and warranties of the Purchaser in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, (ii) the covenants and agreements to be performed or complied with by the Purchaser prior to the Closing have been performed and complied with in all respects, (iii) the resolutions of the Purchaser authorizing the execution and delivery by the Purchaser of this Agreement and the agreements contemplated hereby and approving the consummation of the Transaction, and (ii) the incumbency and signatures of the officer of the Purchaser executing this Agreement; and

(m) such other documents or instruments as may be reasonably required by the Seller in accordance with this Agreement, each in form and substance reasonably satisfactory to the Purchaser.

4.6 Post-Closing Matters.

(a) Delivery of Possession. The Seller shall take all necessary action to provide the Purchaser with possession of the Dealership Assets on the Closing Date. Within 5 Business Days after the Closing Date, the Seller shall remove from the Dealership Premises the Excluded Assets not sold to the Purchaser hereunder, during which time the Purchaser shall not be liable for any damages or losses to any of the Seller’s assets while on the Dealership Premises. If any of the Seller’s Excluded Assets remain on the Dealership Premises after such period, the Purchaser shall provide the Seller with written notice to remove the remaining Excluded Assets within 5 Business Days, and any Excluded Assets not removed by the Seller by the end of such additional period shall be deemed included in the Transaction. The Seller agrees to indemnify and hold the Purchaser harmless from any claims from customers or employees concerning their respective assets located on the Dealership Premises on the Closing Date.

(b) Records. The Purchaser agrees to store the Records, at no expense to the Seller, for the period(s) required under Applicable Law. The Purchaser shall be obligated to exercise only the same degree of care in the safeguard and maintenance of said Records as the Purchaser provides its own records. After the Closing Date, the Purchaser shall give to the Seller, and its agents, reasonable access to the Records as shall be necessary for recordkeeping and tax purposes, or in connection with any third-party demand or claim made by or against the Seller.

(c) Seller’s Receivables. Following the Closing, the Purchaser agrees for a period of 120 days or 4 month-ends, whichever is greater (the “Run Out Period”), to accept payment of the Seller’s accounts receivable payments arising out of the operation of the Business prior to Closing and to hold same for prompt payment over to the Seller. At the end of the Run Out Period, the Purchaser shall no longer be obligated to accept payments of such accounts receivable. If the Purchaser does accept payment of any of the Seller’s accounts receivable after expiration of the Run Out Period, the Purchaser shall promptly pay same over to the Seller. It is understood that the Purchaser’s responsibility, so far as such collection is concerned, is only to accept monies paid on such accounts receivable and shall not include any obligation to attempt to enforce payment thereof, or to send out bills or statements therefor.

(d) Run Out of Books. The Purchaser agrees to turn over to the Seller all payments, mail, invoices, general correspondence, and any other business-related items (“Residual Transactions”) related to the Seller’s Business operations prior to the Closing Date that are received by the Purchaser after the Closing Date, so the Seller may account for such items in the winddown of its business affairs. The Purchaser and Seller will work closely to reasonably ensure that all Residual Transactions that may impact both the Purchaser and Seller will be reconciled, reviewed, and settled on a weekly basis for the first month and thereafter on a bi-weekly basis through the end of the Run Out Period.

(e) Erroneous Payments. The Parties shall in good faith work together and use their commercially reasonable efforts to ensure that (i) amounts paid by the Seller but owed by the Purchaser as a result of Manufacturer or vendor erroneously billing the Seller for items arising out of or in connection with the operation of the Business following Closing shall be paid over to the Seller promptly, and (ii) amounts paid by the Purchaser but owed by the Seller as a result of Manufacturer or vendor erroneously billing the Purchaser for items arising out of or in connection with the operation of the Dealership prior to Closing shall be paid over to the Purchaser promptly.

(f) Further Assurances.

(i) To the extent that any of the Assumed Contracts is not assignable without the consent of another party, this Agreement shall not constitute an assignment or attempted assignment thereof at any time prior to receipt of such consent. If such consent shall not be obtained on or prior to the Closing, the Seller agrees to cooperate with the Purchaser after the Closing in implementing any reasonable arrangement designed to provide for the Purchaser the benefits under any such Assumed Contracts.

(ii) The Seller shall, from time to time after the Closing, deliver to the Purchaser such further deeds, bills of sale and assignment, documents of title and other instruments necessary or desirable, in the reasonable opinion of the Purchaser’s counsel, to perfect the transfers of the Dealership Assets and the Assumed Liabilities to the Purchaser, free and clear of all Encumbrances other than the Permitted Encumbrances. The Purchaser shall, from time to time after the Closing, deliver to the Seller such further assignments, instruments of assumption, or other documents as may be necessary or desirable, in the reasonable opinion of the Seller’s counsel, to perfect or clarify the Purchaser’s assumption of the Assumed Liabilities.

(g) Survival. The matters under this Section 4.6 shall survive the Closing.

5. REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties by the Purchaser. The Purchaser hereby represents and warrants to the Seller as of the Effective Date and as of the Closing Date as follows:

(a) Corporate Matters.

(i) The Purchaser is duly organized, validly existing and in good standing under the laws of the state of its formation and in Georgia.

(ii) The execution, delivery and performance of this Agreement and the Other Agreements to which it is a party by the Purchaser have been duly authorized by all requisite company action. Except for the required Licenses and the Consent of the Manufacturer to the appointment of the Purchaser as an authorized dealer in the Manufacturer’s products, no approval or consent of any other person is required in connection with the execution, delivery, and performance by the Purchaser of this Agreement and the Other Agreements to which it is a party.

(iii) This Agreement has been, and at the Closing the Other Agreements to which the Purchaser is a party will be duly executed and, assuming due authorization, execution, and delivery by the Seller and Shareholder, this Agreement constitutes and the Other Agreements to which the Purchaser is a party will constitute legal, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.

(iv) The execution and delivery by the Purchaser of this Agreement and the Other Agreements to which it is a party, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, will not constitute (with or without the giving of notice or the lapse of time or both) a violation of, contravene, be in conflict with, result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), or constitute a default under (A) any term or provision of the articles of organization or operating agreement of the Purchaser, (B) any Contract to which the Purchaser is subject or by which it is bound, or (C) subject to compliance with any Applicable Law.

(b) Brokers. Except as set forth in Schedule 5.1(b), no broker, agent, consultant, finder or other similar person has assisted the Purchaser in procuring, negotiating or executing this Agreement, and the Purchaser is under no contract with any such party.

(c) No Material Misrepresentation or Omission. No representation or warranty by the Purchaser contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished by the Purchaser to the Seller under the provisions hereof or in connection with the Transaction, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5.2 Representations and Warranties by the Seller and Shareholder. Each of the Seller and the Shareholder represent and warrant to the Purchaser as of the Effective Date and as of the Closing Date as follows:

(a) Corporate Matters.

(i) The Seller is a Corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

(ii) The execution, delivery and performance of this Agreement and the Other Agreements to which it is a party by the Seller have been duly authorized by all requisite company action (including approval by the Shareholder). Except for the Consent of the Manufacturer to the appointment of the Purchaser as an authorized dealer in the Manufacturer’s products, and the approval of the Landlord to the Assignment of the Premises Lease, no approval or consent of any other person is required in connection with the execution, delivery, and performance by the Seller and the Shareholder of this Agreement and the Other Agreements to which they are parties.

(iii) This Agreement has been, and at the Closing the Other Agreements to which the Seller and/or the Shareholder are parties will be duly executed and, assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes and the Other Agreements to which the Seller and/or the Shareholder are parties will constitute the legal, valid and binding obligations of each of the Seller and the Shareholder, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.

(iv) The execution and delivery by the Seller and the Shareholder of this Agreement and the Other Agreements to which the Seller and/or the Shareholder are parties, and the consummation by the Seller and the Shareholder of the transactions contemplated hereby and thereby, will not constitute (with or without the giving of notice or the lapse of time or both) a violation of, contravene, be in conflict with, result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), or constitute a default under (A) any term or provision of the articles of incorporation or by-laws of the Seller or the Shareholder, (B) any Contract to which the Seller or the Shareholder are subject or by which they are bound, or (C) subject to compliance with any Applicable Law.

(b) Legal Capacity. The Shareholder has the necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which the Shareholder is a party and to perform his obligations hereunder and thereunder.

(c) Title. The Seller owns, and has, or shall have as of the Closing Date, good title to, the Dealership Assets, free and clear of all Encumbrances, other than the Permitted Encumbrances. Except as set forth in Schedule 5.2(c), all Fixed Assets located at the Dealership Premises and utilized by the Seller in the operation of its Business are owned by the Seller.

(d) Taxes. The Seller has duly filed all foreign, federal, state, county and local income, excise, sales, property, withholding, social security, franchise, license, information returns and other applicable tax returns and reports, or appropriate and permitted extensions thereto, required to be filed by it as of the Effective Date with respect to the Business and the Dealership Assets. To the Seller’s Knowledge, each such return is true, correct, and complete, and the Shareholder has paid all taxes, assessments, amounts, interest and penalties due to any Governmental Authority. To its Knowledge, the Seller has no liability for any taxes, assessments, amounts, interest or penalties of any nature whatsoever other than those for which the Seller has created sufficient reserves or made other adequate provision. No Governmental Authority is now asserting or, to the Seller’s Knowledge, threatening to assert any deficiency or assessment for additional taxes, interest, penalties or fines with respect to the Seller, the Business, the Real Property or the Dealership Assets.

(e) Contracts.

(i) Each Assumed Contract listed on Schedule 2.1(e) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, similar laws affecting creditors’ rights and remedies generally and general principles of equity. No event or condition has occurred and is continuing which, with or without the lapse of time or giving of notice, constitutes, or would ripen into or become, a breach of or default under an Assumed Contract by the Seller, or, to the Seller’s Knowledge, by any other party thereto, in any term, covenant or condition of each Assumed Contract; and

(ii) except for (A) the Assumed Contracts, and (B) Contracts involving in each case less than $2,000.00 over their respective terms or which are terminable at will by the Seller without payment or penalty of any nature whatsoever, the Seller is not a party to any Contract.

(f) Employees and Employment Matters. Unless otherwise set forth in detail in Schedule 5.2(f):

(i) The Seller has complied with all requirements of Applicable Law relating to the Seller’s employees (each an “Employee” and collectively, the “Employees”) and will have paid all wages, salary, vacation, and sick leave (even if not specifically accrued for by the Seller), and bonuses due to the Employees (the “Employee Compensation”) through the Closing Date (including any accrued bonuses). The Seller has not received any notice regarding a current claim against it for (A) overtime pay, wages, salary or bonus, excluding current payroll periods or (B) vacation time, excluding time earned in current payroll periods.

(ii) The Seller is not currently paying any pension, deferred compensation, or retirement allowance to anyone.

(iii) The Seller has no oral or written collective bargaining or organized labor contracts, employment agreements, bonus or commission agreements, pay plans, deferred compensation agreements, profit sharing agreements, welfare or health benefit agreements, or retirement plans or arrangements, whether or not legally binding. In accordance with the deadlines in Section 7.4, the Seller shall deliver to the Purchaser true and correct copies of each agreement, plan, or arrangement described on Schedule 5.2(f), if any.

(iv) The Seller represents that it has taken no action that would interfere with any employment by the Purchaser of any Employee.

(v) The Seller is not aware that any Employee intends to terminate his or her employment relationship with the Seller. The Seller has no contract for the future employment of any Employee.

(vi) The Seller is not aware of any Employee who intends to refuse employment with the Purchaser after the Closing or will terminate his/her employment with the Purchaser within 2 weeks after the Closing Date.

(vii) There have been no Employee walk-outs, strikes, or similar events within the last 3 years.

(viii) No current or former Employee has filed a charge with the EEOC within the last 2 years.

(ix) The Seller maintains current files containing all Labor Condition Applications and related public and non-public access documentation which they must present upon request by the Department of Labor including all documentation noted in 20 CFR §655.760. The Seller also maintain current files containing all documentation which they are required to maintain in the event of an audit related to labor certification for permanent employment filings, including all documentation noted in 20 CFR §655 and 656 and the rules and regulations promulgated thereunder.

(x) The Seller has taken the required actions under Applicable Law to confirm the identity and work status eligibility of its Employees. The Seller has not received any written notice of any inspection or investigation relating to their alleged noncompliance with or violation of IRCA, nor has the Seller been warned, fined or otherwise penalized for any failure to comply with IRCA or for any willful violation of any other immigration law, rule or regulation.

(xi) The Seller has complied in all material respects with the applicable requirements for its employee medical and benefit plans as set forth in the Code and ERISA, including Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA.”

(xii) The Seller has not violated the WARN Act.

(g) Financial Statements. True, correct and complete copies of the Current Financials have been delivered by the Seller to the Purchaser for Purchaser’s review in connection with its due diligence investigation of the Business and the Dealership Assets. The Current Financials (i) have been prepared in accordance with the Manufacturer’s reporting requirements, (ii) represent actual, bona fide transactions, and (iii) fairly present the financial condition and the results of operations of the Business as at the respective dates of and for the periods referred to in such records. To the Knowledge of the Seller, neither the Seller nor its independent accountants have identified or been made aware of any fraud, whether or not material, that involves the Seller’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Seller, or any claim or allegation regarding any of the foregoing. Except as disclosed on Schedule 5.2(g), since June 1, 2020, there has been:

(i) no business condition or any fact that has specific application to the Seller that may result in a Material Adverse Change;

(ii) no damage to, or destruction or loss of, any assets of the Seller materially and adversely affecting the Dealership Assets or the condition (financial or otherwise), business, operations or prospects of the Business;

(iii) no sale, lease, abandonment or other disposition or removal of any assets that would have constituted Dealership Assets except in the ordinary course consistent with past practices with replacement by assets of similar utility and value;

(iv) no material increases in the compensation, commissions or bonuses payable to any employee or agent of the Seller performing services with respect to the Business; no entry into or amendment or modification of any employment, severance or similar contract; no adoption of or material increase in benefits under any employee benefit plan or program; and no labor problems, strikes or other occurrences of a similar nature; or

(v) no change in the accounting methods used by the Seller with respect to the Business.

(h) Absence of Undisclosed Liabilities. The Seller has no debts, claims, liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or un-asserted, except (1) to the extent disclosed or reserved against in the Seller’s balance sheet for the 12 months ended December 31, 2019, and (2) for liabilities and obligations that were incurred after December 31, 2019 in the ordinary course consistent with past practices and that, individually or in the aggregate, do not exceed $10,000.

(i) Condition of the Dealership Assets and Real Estate. Except as set forth in Schedule 5.2(i):

(i) the Dealership Assets constitute all of the assets used by the Seller in connection with, and necessary for, the operation of the Business in the ordinary course and as historically operated by the Seller;

(ii) to the Seller’s Knowledge, the Fixed Assets and the plumbing, HVAC, furnaces, boilers, and electrical systems servicing the Business and the Dealership Premises are all in good operating condition, have been maintained in accordance with prudent business practices and are performing the function or service for which they were acquired in accordance with manufacturer specifications;

(iii) to the Seller’s Knowledge, the roof is sound, and in serviceable condition;

(iv) the Seller has not received notice of and has no actual knowledge of (A) any pending or contemplated condemnation, eminent domain or rezoning Proceeding affecting the Dealership Premises, (B) any proposal or other consideration for increasing the assessed value of the Dealership Premises for state, county, local or other ad valorem or similar Taxes by an amount that would materially affect the profitability of the Business, or (C) any Proceedings or public improvements which could or might result in the levy of any special Tax or assessment against the Dealership Premises;

(v) the only real estate, properties, and interests used by the Seller in the Business or necessary to the operation of the Business are the Dealership Premises; and

(vi) a true and correct copy of the Premises Lease is attached hereto as Exhibit F.

(j) Litigation. Except as set forth on Schedule 5.2(j), there is no Proceeding pending or, to the Knowledge of the Seller or the Shareholder, threatened against or relating to the Seller (including in connection with or relating to the Transaction or the Other Agreements or of any action taken or to be taken in connection therewith or the consummation of the transactions contemplated hereby or thereby).

(k) Compliance with Applicable Laws. To its Knowledge, the Seller has complied with all Applicable Laws relating to the Business, the Dealership Assets and its use and occupation of the Dealership Premises (including zoning laws), and is not and has not been either charged with, in receipt of any notice or warning of, or to the Knowledge of the Seller, under investigation with respect to, any failure or alleged failure to comply with any provision of any Applicable Law.

(l) Brokers. Except as set forth in Schedule 5.2(l), no broker, agent, consultant or other similar person has assisted Seller in procuring, negotiating or closing this Transaction, and the Seller is under no contract with any such party.

(m) Environmental. Except as set forth in Schedule 5.2(m):

(i) To the Seller’s and Shareholder’s Knowledge, there are no Hazardous Substances present at, on, in or under the Dealership Premises, except for consumables used and waste generated in the ordinary course of the Seller’s business, in each case in compliance with applicable Environmental Laws.

(ii) The Seller and Shareholder have not received any notice, whether oral or written, from any Governmental Authority or other Person of any actual or threatened Environmental, Health and Safety Liabilities that are pending or unresolved with respect to the Dealership Premises Storage or the Business.

(iii) There are currently no underground storage tanks or underground hydraulic lifts located in, at, on or under the Dealership Premises, and any former such items that were removed from the Dealership Premises prior to Effective Date were in good condition and repair and not leaking when removed and were removed in accordance with all Applicable Laws.

(iv) To the Seller’s Knowledge, all gasoline, oil and other petroleum products stored, treated, used or disposed of on, in or about any portion of the Dealership Premises have been stored, treated, used or disposed of in full and strict compliance with all Applicable Laws. All above-ground gasoline, oil or petroleum product storage tanks on the Dealership Premises, if any, have been properly registered.

(v) The Seller or the Shareholder has provided to the Purchaser all material environmental reports, assessments, audits, studies, investigations, data and other nonprivileged written environmental information in its custody, possession or control concerning the Business or the Dealership Premises.

(n) Manufacturer Communications. Except as set forth on Schedule 5.2(n), no Manufacturer has (i) notified the Seller or Shareholder of any deficiency in Dealership operations (including brand imaging, facility conditions, sales efficiency, customer satisfaction, warranty work and reimbursement, or sales incentives); (ii) advised the Seller of a present or future need for facility improvements, upgrades, or relocation in connection with the Business; (iii) notified the Seller of the Manufacturer’s desire to alter the configuration of the Seller’s Business, including facility utilization; (iv) notified the Seller of a plan to establish an additional dealer within 40 or fewer miles from the Dealership Premises, (v) the relocation of an existing dealership for any of the Manufacturer’s products within 20 miles of the Dealership Premises, or (vi) of any reduction in the Seller’s new vehicle allocation for the Manufacturer’s products. The Seller is not a party to any “exclusive use agreement,” “site control agreement,” or other Contract with any Manufacturer (other than a dealer sales and service agreement) concerning the occupation and use of the Dealership Premises.

(o) Manufacturer Audits. Except as set forth on Schedule 5.2(o), in the last 5 years, the Manufacturer has not conducted any audit of the Seller’s sales practices and documentation or service practices and warranty claim documentation, and the Seller has not been subject to a chargeback of monies previously paid to the Seller with respect to its vehicle sales and warranty claims.

(p) Dealership Marketing Plans. Except as set forth on Schedule 5.2(p), in the last 5 years, the Seller has not participated, and currently does not participate, in customer marketing or added value plans such as “tires for life,” “batteries for life,” “lifetime oil changes,” customer coupon programs, customer gift certificates, extended service warranties, insurance related products, or similar customer programs, and the Seller has not offered its customers any products or services for which the Seller, or any of its Affiliates, has an ongoing responsibility for administration and the Liability thereof.

(q) Tradenames; Domain Names; URLs. Schedule 5.2(q) sets forth a complete list of all tradenames and trademarks that have been utilized by the Seller in its Business and a list of all Internet domain names or URLs registered, owned, or leased by the Seller, Shareholder, or their Affiliates. The Seller owns, solely and exclusively, or possesses the valid and enforceable right to use all of the Seller’s tradenames.

(r) Odometer Accuracy. The odometer on each of the motor vehicles included in the Seller’s inventory on the Closing Date represents the actual mileage that such motor vehicle has been driven unless otherwise disclosed on the odometer disclosure statement accompanying such motor vehicle.

(s) Privacy Laws. The Seller has complied with the Gramm-Leach-Bliley Act (the “GLB Act”) with respect to customer information received by the Seller, including, if applicable, responsibility for providing any notice required, and the Seller has implemented and maintained privacy practices to protect any financial information received by the Seller from its customers. Schedule 5.2(s) contains a copy of the Seller’s internal policies and procedures document for compliance with the GLB Act and a copy of the notice provided to the Seller’s customers.

(t) Solvency. The Seller is not insolvent and will not be rendered insolvent by the Transaction. As used in this Section 5.2(t), “insolvent” means that the sum of the Seller’s debts and other probable Liabilities exceeds the present fair saleable value of the Seller’s assets.

(u) Intellectual Property Rights. The Seller either owns or is otherwise entitled to use (under a license or otherwise) all Proprietary Rights necessary to conduct the business of the Business as presently conducted. For purposes of this Agreement, “Proprietary Rights” means all (i) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (ii) copyrights and registrations and applications for registration thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software data and documentation, (v) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (vi) other proprietary rights or any intellectual property, and (vii) copies and tangible embodiments thereof (in whatever form or medium).

(v) Licenses. Schedule 5.2(v) contains a list of all Licenses that, to the Knowledge of Seller, constitute all material Licenses as required for the operation of the Business as presently conducted and as presently intended to be conducted. The Seller currently has all such Licenses, and to its Knowledge, the Seller is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such License, nor are any facts or circumstances that could form the Basis for any such default or violation.

(w) No Material Misrepresentation or Omission. No representation or warranty by the Seller or the Shareholder contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished by the Seller or the Shareholder to the Purchaser under the provisions hereof or in connection with the Transaction, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

6. SURVIVAL; INDEMNIFICATION

6.1 Survival. Subject to the limitations described in Section 6.5, the representations, warranties, covenants and agreements made by the Parties and in any agreement, certificate, instrument or other document delivered under this Agreement shall survive the Closing and consummation of the Transaction.

6.2 Indemnities of the Seller and Shareholder.

(a) The Seller and Shareholder shall, jointly and severally, indemnify, hold harmless and agree to defend the Purchaser and its Affiliates, officers, directors, employees, agents, consultants, representatives, stockholders and controlling Persons and their respective successors and assigns (collectively, the “Purchaser Indemnified Parties”) at all times from and after the date of this Agreement, from and against any and all Losses incurred by any of the Purchaser Indemnified Parties (the “Purchaser Damages”), which may now or in the future be paid, incurred or suffered by or asserted against the Purchaser Indemnified Parties by any Person resulting or arising from or incurred in connection with any one or more of the following:

(i) any misrepresentation or breach of any warranty of the Seller or the Shareholder made or contained in this Agreement

(ii) any failure of the Seller or the Shareholder to perform any covenant or agreement made or contained in this Agreement or fulfill any obligation in respect thereof;

(iii) any Retained Liability or Excluded Asset;

(iv) any non-compliance by the Seller or the Shareholder with any fraudulent transfer law in connection with the Transaction; or

(v) any brokerage or finder’s fees or commissions or similar payments based upon any Contract made, or alleged to have been made, by any Person, with the Seller or the Shareholder (or any Person acting on their behalf) in connection with the Transaction.

(b) Basket. In no event will any amount be recovered from the Seller for any Purchaser Damages resulting from matters described in Section 8.1(a)(i), until the aggregate amount of all Purchaser Damages incurred by the Purchaser Indemnified Parties exceeds $20,000 (the “Basket”), in which event the Seller and Shareholder, jointly and severally, will be obligated, subject to the other provisions of this Agreement, to indemnify the Purchaser Indemnified Parties to the full extent of such Purchaser Damages, including the Basket, on a dollar for dollar basis; provided, however, that the Seller’s Liability for any Purchaser Damages will not be limited as set forth in this Section 8.1(b) if such Purchaser Damages relate to a breach of representation or warranty set forth in Sections 5.2(a), (b), or (c) (inclusive).

(c) Insurance. The Seller’s indemnification obligations shall be reduced to the extent that the subject matter of any indemnification claim brought by the Purchaser is covered by and paid to Purchaser pursuant to a warranty or indemnification from a third-party or third-party insurance.

(d) Indemnification Escrow. At the Closing, an amount equal to $950,000 of the Asset Interest Price shall be withheld and delivered to the Escrow Agent and deposited in escrow by the Purchaser (the “Indemnification Escrow Amount”), to be held for a period of 24 months following the Closing Date (the “Indemnification Escrow Period”) to secure the Seller’s indemnification obligations under this Section 6.2. The Escrow Agent shall deposit the Indemnification Escrow Amount in a non-interest-bearing account to be held in accordance with the form of escrow agreement (“Indemnification Escrow Agreement”) attached hereto as Exhibit G.

(i) Fifty percent (50%) of the Indemnification Escrow Amount shall be released and paid by the Escrow Agent to the Seller on the 1st anniversary of the Closing Date (the “First Release”); provided, however, the First Release shall be reduced by any amounts either (A) paid to a Purchaser Indemnified Party from the Indemnification Escrow Amount, or (B) subject to a disputed claim as of the date of the First Release.

(ii) The remaining portion of the Indemnification Escrow Amount shall be released and paid by the Escrow Agent to the Seller on the 2nd anniversary of the Closing Date (the “Second Release”); provided, however, the Second Release shall be reduced by any amounts either (A) paid to a Purchaser Indemnified Party from the Indemnification Escrow Amount, or (B) subject to a disputed claim as of the date of the Second Release.

(iii) If the Seller receives notice from the Purchaser of a request for indemnification during the Indemnification Escrow Period and the Seller does not dispute its indemnification obligation in connection therewith, the Purchaser may, only after complying with the procedures described in the Indemnification Escrow Agreement, set off the amount owed to it in respect of such indemnification obligation against the Indemnification Escrow Amount. Such amount will reduce the Indemnification Escrow Amount and any corresponding release owed to the Seller during the applicable period set forth in this Section 6.2(d), or upon termination of the Indemnification Escrow Period, as the case may be. Prior to exercising its right of set-off hereunder, the Purchaser shall notify the Seller in writing of the matter in dispute together with all material facts and circumstances reasonably necessary for the Seller to determine the Basis for such claim or asserted obligation.

6.3 Indemnities of the Purchaser.

(a) The Purchaser shall, and hereby does indemnify, hold harmless and agree to defend the Seller and its Affiliates, officers, directors, employees, agents, consultants, representatives, stockholders and controlling Persons and their respective successors and assigns (collectively, the “Seller Indemnified Parties”) at all times from and after the date of this Agreement, from and against any and all Losses incurred by any of the Seller Indemnified Parties (the “Seller Damages”), which may now or in the future be paid, incurred or suffered by or asserted against the Seller Indemnified Parties by any Person resulting or arising from or incurred in connection with any one or more of the following:

(i) any misrepresentation or breach of any warranty of the Purchaser made or contained in this Agreement;

(ii) any failure of the Purchaser to perform any covenant or agreement made or contained in this Agreement or fulfill any obligation in respect thereof; or

(iii) any brokerage or finder’s fees or commissions or similar payments based upon any Contract made, or alleged to have been made, by any Person, with the Seller or the Shareholder (or any Person acting on their behalf) in connection with the Transaction.

(b) Basket. In no event will any amount be recovered from the Purchaser for any Seller’s Damages resulting from matters described in Section 6.3(a)(i) until the aggregate amount of all Seller Damages incurred by the Seller Indemnified Parties exceeds the Basket, in which event the Purchaser will be obligated, subject to the other provisions of this Agreement, to indemnify the Seller to the full extent of such Seller’s Damages, including the Basket, on a dollar for dollar basis.

6.4 Claim Procedures. Each Person that desires to make a Claim for indemnification pursuant to this Section 6 (an “Indemnified Party”) will provide notice (a “Claim Notice”) thereof in writing to the Purchaser (if the Indemnified Party is a Seller Indemnified Party) or to the Seller (if the Indemnified Party is a Purchaser Indemnified Party) (in each such case, an “Indemnifying Party”), specifying the nature and Basis for such Claim and a copy of all papers served with respect to such Claim (if any). For purposes of this Section 6.4, receipt by a Person of written notice of any Third-Party Claim which gives rise to a Claim on behalf of such Person will require delivery of a Claim Notice to the Indemnifying Party within 20 days following the receipt of such Third-Party Claim; provided, however, that an Indemnified Party’s failure to send or delay in sending a Claim Notice will not relieve an Indemnifying Party from Liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay.

6.5 Limitations on Indemnification.

(a) Except for claims for indemnification arising out of (i) the Seller’s Retained Liabilities or Excluded Assets, (ii) the Seller’s breach of Sections 5.2(a) and 5.2(b), (iii) the Purchaser’s breach of Section 5.1(a), or (iv) the Seller’s or Purchaser’s willful, fraudulent, or intentional misrepresentation, each of which shall survive the Closing through the period that ends 60 days after all statutes of limitation applicable to the underlying claim(s), any other claims for indemnification by the Seller or the Purchaser Indemnitees under this Agreement must be made within 24 months following the Closing.

(b) The representations, warranties and covenants that are the subject of a claim shall survive until the claim is finally determined

6.6 Calculation, Timing, Manner and Characterization of Indemnification Payments.

(a) Payments of all amounts owing by an Indemnifying Party other than as a result of a Third-Party Claim will be made within 15 Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Section 6 or (ii) if disputed, the date of the adjudication of the Indemnifying Party’s Liability to the Indemnified Party under this Agreement.

(b) Payments of all amounts owing by an Indemnifying Party as a result of a Third- Party Claim will be made as and when Losses with respect thereto are incurred by the Indemnified Party and within 15 Business Days after the Indemnified Party makes demand therefor to the Indemnifying Party.

(c) All amounts due and payable under this Agreement (i) with respect to a Third- Party Claim, will bear interest at the Applicable Rate from the date due and payable hereunder until the date paid and (ii) with respect to a Claim other than a Third-Party Claim, will bear interest at the Applicable Rate from the date the Indemnified Party suffers the Losses until the date paid. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(d) Notwithstanding the foregoing, the Purchaser acknowledges and agrees that it shall first offset any indemnification obligations of the Seller, so agreed or finally adjudicated arising under this Section 6, against the Indemnification Escrow Amount. To the extent the remaining balance of the Indemnification Escrow Amount (after taking into account prior offsets or any releases of any portion of the Indemnification Escrow Amount pursuant to Section 6.2(d)) is less than any amounts to which the Purchaser is entitled to indemnification, the Seller shall remain liable for the balance of any amounts owed pursuant to such indemnification obligations and shall satisfy them in accordance with this Section 6.5.

6.7 Third-Party Claims.

(a) In the event of the assertion of any Third-Party Claim, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third-Party Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim and may assert any defense of the Indemnified Party or the Indemnifying Party; provided that the Indemnified Party will have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such Third-Party Claim. Counsel representing both the Indemnifying Party and the Indemnified Party must acknowledge in writing its obligation to act as counsel for all parties being represented and must acknowledge and respect separate attorney-client privileges with respect to each party represented. If the Indemnifying Party elects to undertake the defense of any Third-Party Claim under this Agreement, the Indemnified Party will cooperate with the Indemnifying Party in the defense or settlement of the Third-Party Claim, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions and trial, in each case, at the Indemnifying Party’s expense. The Indemnifying Party will not be entitled to settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.

(b) If the Indemnifying Party, by the 30th day after receipt of notice of any Third-Party Claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent Judgment by default in favor of the Person asserting such Third-Party Claim) does not assume actively and in good faith the defense of any such Third-Party Claim or action resulting therefrom, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such Claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party will not settle or compromise any Third-Party Claim for which it is entitled to indemnification under this Agreement, without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(c) Notwithstanding anything in this Section 6.6 to the contrary, the Purchaser will in all cases be entitled to control the defense of a Third-Party Claim if the Purchaser reasonably believes (i) such Third-Party Claim could result in Liabilities which, taken together with other then outstanding Claims by the Purchaser under this Agreement, could exceed the remaining potential Losses payable by the Seller under this Agreement or the amount that the Purchaser believes it will be able to collect from the Seller under this Agreement or (ii) such Third-Party Claim could adversely affect in any material respect the Purchaser or its Affiliates (other than as a result of money damages) or if injunctive or other non-monetary relief has been sought against the Purchaser or its Affiliates.

6.8 Exclusive Remedy. In the absence of fraud or criminal conduct, the indemnification provisions in this Section 6 will be the sole and exclusive remedy and recourse for any breach of this Agreement by the Purchaser and Seller, except as expressly provided in this Agreement. In addition, any Party will be entitled to seek specific performance against any other Party in accordance with this Agreement.

6.9 Materiality. For purposes of determining the amount of Losses that are the subject matter of a Claim for indemnification or reimbursement hereunder, each such representation or warranty shall be read without regard and without giving effect to the term “material” or “materiality” or similar phrases contained in such representation or warranty.

6.10 Treatment. Any indemnity payments made under this Agreement will be treated for all U.S. federal income Tax purposes as an adjustment to the aggregate Asset Interest Price, unless otherwise required by any applicable Legal Requirement.

7. OTHER AGREEMENTS

7.1 Covenants of the Seller. On and after the Effective Date and until the Closing Date:

(a) Continuing Operation of Business. The Seller will (i) carry on the Business in the ordinary course consistent with past practices, shall not engage in any transaction or activity or enter into any Contract or make any commitment except in the ordinary course consistent with past practices, (ii) comply with all Applicable Laws, (iii) file all required tax returns and pay all required Taxes, (iv) maintain or cause to be maintained in full force and effect fire, property damage, and extended coverage insurance in the amount of the full replacement cost of the Dealership Assets under the Seller’s blanket insurance policy or policies, (v) use its commercial reasonable efforts to preserve and promote the Business and preserve intact the reputation of the Business and the Seller’s relationship with Employees, customers, and vendors, (vi) maintain all of the Dealership Assets (including all buildings, structures and improvements on the Dealership Premises) in good operating condition and repair, ordinary wear and tear excepted, and make any necessary repairs, and (vii) not take or permit any act or omission to act which would have a Materially Adverse Change to the Business.

(b) Financial Statements. The Seller will furnish to the Purchaser within 15 days after the end of each month a statement of income and a balance sheet as of the end of such month with respect to the Business, all of which shall be prepared in accordance with the Manufacturer’s accounting standards.

(c) Books and Records. The Seller will maintain books, accounts and records relating to the Business in the ordinary course consistent with past practices.

(d) Negative Covenants of the Seller. After the Effective Date and without the consent of the Purchaser, the Seller will not with respect to the Business:

(i) enter into any employment, collective bargaining or professional services C ontract;

(ii) change employment terms, including with respect to wages, salary or bonuses, or institute or modify any benefit plans or programs, except in the ordinary course consistent in all material respects with past practices;

(iii) make any material change in management personnel;

(iv) enter into any new, or amend or terminate any Assumed Contract;

(v) take or omit to take any action which would cause a material breach of any Assumed Contract;

(vi) implement any operation decision(s) of a material nature relating to the Business; or

(vii) make any change in the “dealer agreement” (or any equivalent Contract with the Manufacturer).

Except as set forth in Schedule 7.1(d), none of the foregoing has occurred between January 1, 2020 and the Effective Date.

(e) Parts Return. Upon the satisfaction of the Manufacturer’s approval condition in Section 4.2(d), if the Seller has any Parts return privileges or allowances that are not assignable, then the Seller shall initiate a Parts return (designating for return Parts selected by the Purchaser) prior to the Closing Date, with the intent of exhausting any such non-assignable outstanding return privileges or allowances.

(f) Dealer Trades. From the Effective Date through the Closing Date, the Seller agrees not to transfer any of its New Vehicle inventory to any new vehicle dealer unless the Seller receives in trade for placement in its New Vehicle inventory a replacement New Vehicle of like kind and quality and in a model and trim that the Seller has sold in the 3-month period prior to the Effective Date.

(g) Damage Disclosure. At Closing, the Seller agrees to inform the Purchaser as to whether or not any of the motor vehicle inventory sold to the Purchaser hereunder is known by the Seller to have incurred damages, and will provide repair records for such vehicles.

(h) No Interference. The Seller shall not to take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, Employee, or other business associate of the Business, or the Seller, from maintaining the same business relationships with the Business and the Purchaser after the Closing Date as they maintained with the Business and the Seller prior to the Closing. The Seller will refer all customer inquiries relating to the Business to the Purchaser from and after the Closing Date.

(i) Changes in Warranties, Representations and Schedules. The Seller (i) shall not take or permit any action or omit to take any action which would cause any of the representations and warranties of the Seller contained in this Agreement or the Other Agreements become untrue, and (ii) shall promptly notify the Purchaser in writing of any changes to the Seller’s warranties and representations contained herein.

7.2 Third Party Consents.

(a) Each Party shall cooperate in good faith and shall use its respective reasonable best efforts to obtain any Consents required under this Agreement.

(b) Within 2 Business Days after the Effective Date, the Seller shall deliver a notice on the Seller’s letterhead, addressed to the Manufacturer, and prepared in accordance with Applicable Law, expressing the Seller’s desire to consummate the Transaction and otherwise obtain the Manufacturer’s consent to the Transaction and appointment of the Purchaser as an authorized dealer in the Manufacturer’s products at the Dealership Premises. Such notice shall include a request that the Manufacturer provide to the Seller and the Purchaser any forms or applications necessary to achieve the Transaction. The Seller will provide any and all information and assistance reasonably necessary to assist the Purchaser in its application to the Manufacturer.

7.3 Employees of the Seller; Employee Benefits; Payroll Tax Related Matters.

(a) Within 3 Business Days after the Effective Date, the Seller shall provide to the Purchaser:

(i) a complete and correct list of the names, job title, and current salary, bonus and commission arrangements, written or unwritten, for each Employee of the Seller working at or for the Business; and

(ii) true and correct copies of each employment/bonus/commission agreement, plan or arrangement described on Schedule 5.2(f).

(b) On the Closing Date, the Seller shall, with respect to all such Employees, terminate the employment of all of its Employees working at or for the Business, and shall fully pay and satisfy all outstanding Liabilities of the Seller for wages and other compensation, including any unused vacation, sick leave, or paid time-off benefits (even if not specifically accrued for by the Seller), or bonuses, in whole or part, even though a partial month of business has only occurred prior to the Closing Date. Nothing in this Agreement is intended to confer upon any Employee any rights or remedies, including, any rights of employment of any nature or kind whatsoever.

(c) The Seller shall after the Closing Date, in accordance with Applicable Law, terminate or take all appropriate action in connection with Employee Benefit Plans, if any, that are applicable to the Seller and/or Employees. The Seller acknowledges that the Purchaser shall have no responsibility or liability or obligation of any nature under any Employee Benefit Plans to any person, firm or corporation whatsoever; it being understood and agreed that if any Applicable Law provides that the Purchaser is or will be liable for any liability or obligation under any Employee Benefit Plans despite the Seller’s contractual liability for such liability or obligation hereunder, and the Seller fails to pay or perform such liability or obligation within 5 Business Days of the Purchaser’s written demand, then any and all such amounts may be subject to indemnification in accordance with Section 6.

(d) The Seller, or, where appropriate, the Seller’s health and welfare benefit plans that are “group health plans,” shall retain liability for and shall pay when due all benefits (including all liabilities and obligations for or arising from any “COBRA” health care continuation coverage required to be provided under Section 4980B of the Code, and Sections 601-608 of ERISA) arising out of a “qualifying event” prior to the Closing Date to “covered employees” or “qualified beneficiaries” entitled to “continuation coverage” (as those terms are defined in section 4980B of the Code) regardless of when services were rendered or expenses incurred. The Parties acknowledge that, after giving effect to the actions to be taken at the Closing, the Seller will not have any employees and will not maintain any health and welfare benefit plans after the Closing Date. No later than 10 Days prior to the Closing Date, the Seller shall provide the Purchaser with a list of all individuals to whom the Seller is as of that date liable to provide access to COBRA benefits as well as those employees who have terminated their employment with the Seller prior to Closing and may still apply for COBRA benefits. In accordance with Treasury Regulation Section 54.4980B9 Q&A-8, as of the Closing Date (or, if later, the date on which the Seller ceases to offer any group health plan coverage), the Purchaser, or its health and welfare benefit plans that are “group health plans,” will assume the Seller’s post-Closing non-default liability to provide the Business’s “merger and acquisition qualified beneficiaries” (as that term is defined under COBRA, which includes qualified beneficiaries whose COBRA qualifying event occurred before or in connection with the sale and who is, or whose COBRA qualifying event occurred in connection with a covered employee whose last employment before the COBRA qualifying event was, associated with assets being sold) access to continuing health insurance coverage required under COBRA (at such “beneficiaries’” cost), as well as providing applicable employee notices required under COBRA, and the Seller shall provide to the Purchaser sufficient employee information to enable the Purchaser to carry out such obligations..

(e) Upon the Parties’ receipt of the Manufacturer’s written approval of the Transaction and agreement to appoint the Purchaser as an authorized dealer in the Manufacturer’s products, the Purchaser may begin to interview the Employees for purposes of considering whether and on what terms to offer employment to them effective as of the Closing Date, in accordance with the Purchaser’s hiring practices and requirements. It is the intention of the Purchaser, and the Seller hereby acknowledges such intention, that any Employees that the Purchaser hires will be new employees of the Purchaser as of the Closing Date or the date of hire, whichever is later. Such new employees shall only be entitled to such compensation and employee benefits as are agreed to by such employees and the Purchaser, or as are otherwise provided by the Purchaser, in its sole discretion.

(f) If requested by the Purchaser, the Seller agrees to provide reasonable assistance to the Purchaser in the latter’s efforts to be restated as a successor employer for employment tax purposes with respect to the Employees hired by the Purchaser, including the annual wage limitation for FICA tax, and to meet the requirements of Revenue Procedure 2004-53, Section 4, Standard Procedure, for federal payroll tax purposes. The Purchaser agrees to perform the obligations imposed upon it under such Revenue Procedure, together with such requirements as may be imposed by FICA. If requested by the Purchaser, the Seller shall execute all documents reasonably necessary to allow the Purchaser to benefit from and take advantage of the payroll tax withholding and deductions of the Seller for the current Tax year, as may be allowed by the Internal Revenue Service and/or state agencies.

7.4 Schedule Delivery; Access to Property and Records. All schedules to this Agreement (each a “Schedule,” and collectively, the “Schedules”) shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement and delivered by the Seller on or before the 5th Business Day after the Effective Date (the “Schedule Due Date”), along with a signed certificate from the Seller that the Schedules so delivered are complete (the “Schedule Certificate”). Without limiting the foregoing, each Schedule shall identify with particularity and describe in relevant detail all relevant facts to be described in such Schedules; the mere listing of (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made by the Seller herein unless the representation or warranty has to do with the existence of the document or other item itself.

7.5 Due Diligence Inspections.

(a) The Purchaser shall have 60 days from the later of (i) the Effective Date, or (ii) the date on which the Schedule Certificate is delivered by the Seller in accordance with Section 7.4 above (the “Due Diligence Period”) to complete to its satisfaction due diligence regarding the Business and the Dealership Assets, including obtaining such reports and studies as the Purchaser deems appropriate. The Parties agree that the Due Diligence Period shall be extended, as applicable, so that the Purchaser shall have no less than 10 Business Days to review the Audited Financial Statements after receipt by the Purchaser.

(b) The Purchaser may conduct due diligence regarding the Business, including obtaining such reports and studies as the Purchaser deems appropriate. The Seller agrees to provide to the Purchaser and Purchaser’s representatives reasonable access to the books, records, reports, information and facilities of the Dealership, and will make the officers, comptroller, accountants and attorneys of the Seller available at reasonable times to discuss with the Purchaser and Purchaser’s representatives such aspects of the Business as the Purchaser may wish.

(c) The Purchaser may, at Purchaser’s expense, commission the services of a qualified geotechnical and environmental consultant (hereinafter referred to as the “Engineer”) to conduct a “Phase I Environmental Site Assessment” (a “Phase I”) upon the Dealership Premises to identify any “recognized environmental conditions” and to determine whether the Dealership Premises are in substantial compliance with applicable Environmental Laws, in general accordance with standards recommended by the American Society for Testing and Materials -- ASTM E1527-13 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process.” The Purchaser will provide the Seller a copy of the Engineer’s Phase I report(s). All access to the Dealership Premises must be arranged and scheduled with Walt Guiterrez (cell phone: 678-4727766), so that the Seller, or its representative, is present or available at the time of inspection. The Purchaser shall have no obligation to indemnify the Seller with respect to the presence of any Hazardous Substances discovered during the Purchaser’s due diligence nor shall the Purchaser have any obligation to engage in the remediation of the Dealership Premises with respect to such Hazardous Substances.

(d) Should the Purchaser be dissatisfied with its inspections during the Due Diligence Period, it may terminate this Agreement under Section 8.1(f), and thereafter the Purchaser’s right to inspect or to receive data and information shall terminate.

(e) No investigation made by, nor any disclosure made prior to or after the Effective Date by, the Purchaser on the one hand, or by the Seller, on the other hand, shall affect the enforceability of, or the remedies available under this Agreement with respect to, any such representations, warranties, covenants, agreements or undertakings or their survival.

(f) After Manufacturer approval and prior to the Closing Date, the Seller agrees to afford the Purchaser and its agents, attorneys, accountants and representatives such access to the Dealership Premises, business records and properties of the Seller, and shall furnish to the Purchaser such information concerning the Business, as the Purchaser shall reasonably deem necessary or desirable for the purpose of enabling the Purchaser to prepare for Closing, including preparation of closing inventory schedules. The Seller will make its appropriate officers, employees and representatives available to the Purchaser at all reasonable times for the purpose of assisting, in all reasonable respects, the Purchaser with Closing preparations.

7.6 Confidentiality.

(a) Except as may be required by law or legal process, the Purchaser agrees that any confidential information received in due diligence will be kept confidential by the Purchaser and its representatives and will not be disclosed by the Purchaser to any Person except the Manufacturer, the Purchaser’s attorneys, accountants, representatives, financial sources, engineers, etc., or otherwise with the specific prior written consent of the Seller. The foregoing obligations and restrictions shall not apply to that part of the Seller’s information that (a) was or becomes generally available to the public other than as a result of a disclosure by the Purchaser, or (b) was available, or becomes available, to the Purchaser on a non-confidential basis prior to its disclosure to the Purchaser by the Seller. Notwithstanding anything herein to the contrary, the Purchaser may provide notice of this Transaction to the United States Securities and Exchange Commission by filing of a copy of this Agreement.

(b) The Parties also agree that the terms and conditions of this Agreement, the Transaction, and the fact the Transaction exists, are to remain confidential. Neither the Seller nor the Purchaser will issue or approve a news release or other announcement of the Transaction without the prior approval of the other as to the contents of the announcement and its release, which approval will not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the fact the Transaction exists may be disclosed after the Effective Date by the Seller to its vendors and by the Purchaser to Seller’s employees and contractors, with the prior written approval of the other. Furthermore, nothing in this Section 7.6 shall be construed to prohibit the Purchaser or the Purchaser’s Affiliates from applying for, and publishing in the local or regional newspaper as required by Georgia law, fictitious names for the operation of the Business post-Closing, and the Purchaser shall not be required to obtain the Seller’s permission to make such applications and publications.

7.7 Expenses.

(a) General. Except as may otherwise be provided in Section 9.12, whether or not the Transaction is consummated, each Party shall bear its own costs and expenses incurred in connection with the negotiation, drafting and execution of this Agreement. Except as otherwise set forth below or elsewhere in this Agreement, each Party shall bear its own costs and expenses of consummating the Transaction.

(b) Specific. Notwithstanding the foregoing:

(i) The Seller shall pay all costs, expenses and fees to release and discharge any Encumbrances on the Dealership Assets (other than Permitted Encumbrances), all federal and state Taxes in connection with the Transaction, and ½ of the fees, costs, and expenses of the Parts Inventory.

(ii) The Purchaser shall pay (or reimburse the Seller, as the case may be) for all costs, expenses and fees related to its due diligence and financing, the Audited Financial Statements, and ½ of the fees, costs, and expenses of the Parts Inventory.

7.8 Pre-Closing Access. The Seller shall afford to the Purchaser and its employees and subcontractors, on reasonable prior notice, reasonable access before Closing to the Dealership Premises for the purpose of installing communications lines (“New Communications Lines”) which in the Purchaser’s reasonable judgment are necessary to allow the Purchaser, immediately after Closing, to connect those premises and the computer systems, telephone systems, networks and data bases in them to the Purchaser’s computer systems, telephone systems, networks and data bases; provided, however, that the Purchaser shall not use the New Communications Lines before the Closing, other than for testing purposes, without the Seller’s consent. If this Agreement is terminated for any reason, the Purchaser shall undertake to promptly, but in no event later than 30 days after such termination, remove the New Communications Lines. The Purchaser’s installation and, if applicable, removal of the New Communications Lines shall be done in a manner that does not unreasonably interfere with the Seller’s operation of the Business and that does not damage the Dealership Premises. At least 1 week before the anticipated Closing Date, the Seller shall provide the Purchaser with digital access to the Seller’s vehicle inventory. The Purchaser may also arrange for the Seller’s employees to attend DMS and other training prior to Closing so long as such training does not materially interfere with such employee’s work duties to the Seller.

7.9 Records. The Seller agrees to deliver to the Purchaser on the Closing Date the Records in a format that meets the Purchaser’s reasonable requests. To the extent the Records are in a digital form, the Purchaser and the Seller acknowledge and understand that the transfer of a copy of a digital form of the Records involves a joint and collaborative effort of the Parties along with the Seller’s DMS vendor and requires the cooperation of the Parties and the vendor. The Seller agrees to contact its DMS vendor and arrange for the transfer of a copy of its Records that are in digital form on its DMS to the Purchaser on or before the Closing, either through the creation of a separate sign-on and creation of a mirror store on the Seller’s DMS or transfer of a copy of the Records to a location of the Purchaser’s choice, it being contemplated that the Purchaser shall have all necessary access to these Records immediately after the Closing. Should the Purchaser obtain access to the Records prior to the Closing, the Purchaser shall hold the Records subject to Section 7.6. In the event the Transaction does not close, any Records in the Purchaser’s possession or control shall be destroyed and the Purchaser shall be enjoined from using the Records for its or any of its affiliates’ benefit. The Parties agree to equally share in the expense of creating a mirror store and separate sign-on on the Seller’s DMS.

7.10 No Negotiations or Discussions. Until the Closing Date, the Seller and the Shareholder shall deal exclusively with the Purchaser regarding the sale of the Dealership Assets. In order to avoid any possible interference with or frustration of this Transaction, neither the Seller nor the Shareholder shall, directly or indirectly (including any agent or designee, or use of the services of a third party), at any time on or prior to the Closing Date, pursue, initiate, encourage or engage in any negotiations or discussions with, or provide any information to, any person or entity (other than the Purchaser and its representatives and affiliates) regarding the sale or possible sale to any such person or entity of all or any of the Dealership Assets, Dealership Premises or stock of the Seller or any merger, consolidation, joint venture, management agreement, or any other transaction of any nature with the Seller or the Shareholder, which would hinder or frustrate the Purchaser from closing in accordance with the terms of this Agreement (a “Prohibited Discussion”). If any person or entity other than the Purchaser makes inquiry of the Seller or the Shareholder of any matter which could involve a Prohibited Discussion, then the Seller or the Shareholder (as the case may be) shall inform the Purchaser in writing and inform such person or entity of the existence of this Agreement, and that any Prohibited Discussion would constitute a violation of this Agreement.

7.11 Tax Certificate; Withheld Amount; Clearance In the event the Tax Certificate is not delivered to the Purchaser prior to the Closing Date, an amount equal to the greater of the aggregate amount suggested by the DOR or 1½ times the average aggregate amount of the Seller’s sales tax obligations and liabilities paid each month during the 6 month period prior to the Closing Date, shall be withheld from the Asset Interest Price and shall remain in escrow with the Escrow Agent (the “Withheld Tax Amount”), to be held in accordance with the Tax Escrow Agreement for the purpose of assuring the Purchaser that the aggregate of the Seller’s unpaid sales tax obligations to the DOR (as contemplated under Georgia Code) and any related amounts, will be paid.

7.12 Unemployment Rate Factor; Worker’s Compensation Experience Factor.

(a) The Purchaser, at its election, may utilize the Seller’s State of Georgia unemployment rate factor to the extent allowed under law. The Seller agrees to assist and cooperate with the Purchaser in such efforts.

(b) The Purchaser, at its election, may utilize the Seller’s worker’s compensation experience factor to the extent allowed under Georgia law. The Seller agrees to assist and cooperate with the Purchaser in such efforts.

8. TERMINATION AND ABANDONMENT

8.1 Termination and Abandonment. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual agreement of the Seller and the Purchaser; or

(b) by the Purchaser by Notice to the Seller, if the conditions set forth in Section 4.2 have not been satisfied or the deliveries required by Section 4.4 shall not have been complied with and performed, and any such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Cut-Off Date unless such failure shall be due to the failure of the Purchaser to comply with any of its obligations to be performed or complied with by it prior to the Closing; or

(c) by the Seller by Notice to the Purchaser, if the conditions set forth in Section 4.3 have not been satisfied or the deliveries required by Section 4.5 have not been complied with and performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Cut-Off Date, unless such failure shall be due to the failure of the Seller to comply with any of its obligations to be performed or complied with by it prior to the Closing; or

(d) by the Purchaser if the Closing has not occurred on or before the Cut-Off Date, or such later date as the Parties may agree upon, unless the Purchaser is in material breach of or default under this Agreement; or

(e) by the Seller if the Closing has not occurred on or before the Cut-Off Date, or such later date as the Parties may agree upon, unless the Seller or the Shareholder is in material breach of or default under this Agreement; or

(f) by the Purchaser, within 2 Business Days after the expiration of the Due Diligence Period, as extended, if the Purchaser is dissatisfied with its due diligence inspections; or

(g) by either Party, after the expiration of the OA Prep Period, if the form of the Operating Agreement has not been agreed upon and appended to this Agreement through Amendment; or

(h) by either Party, if there shall be a final non-appealable order of a court of competent jurisdiction in effect preventing the Closing; or

(i) by either Party, if the Manufacturer shall exercise, or purport to exercise, any right of first refusal to purchase all or any material portion of the Dealership Assets.

8.2 Rights and Obligations on Termination.

(a) Except as otherwise provided in Section 8.2(b) below, if this Agreement is terminated as provided in Section 8.1, this Agreement shall forthwith become void, the Escrow Agent shall return the Deposit to Purchaser, and there shall be no liability or obligation on the part of any Party or their respective officers, directors, partners, members, shareholders, principals, agents or representatives.

(b) Notwithstanding the provisions of Section 8.2(a) above:

(i) if this Agreement is terminated and abandoned pursuant to Section 8.1(c), due to a material breach or material default by the Purchaser under any of its express or implied covenants and obligations hereunder, then the Seller shall be entitled to the Deposit, which will constitute payment in full payment of liquidated damages of the Seller, and which shall be the Seller’s sole and exclusive remedy.

(ii) if this Agreement is terminated and abandoned pursuant to Section 8.1(b) due to a material breach or material default by the Seller under any of its express covenants and obligations hereunder, then the Purchaser, at its sole discretion, may seek specific performance or reimbursement by the Seller and the Shareholder of its reasonable out-of-pocket costs not to exceed $100,000. The Seller agrees that it is estopped from subsequently asserting in any action to enforce the provisions of the covenants contained herein that the Purchaser has an adequate remedy at law and therefore is not entitled to specific performance or injunctive relief.

(c) The Parties acknowledge and agree that the rights and obligations set forth in this Section 8.2 shall not in any way affect or limit the respective rights and obligations of the Parties that arise out of, and survive, the Closing of the Transaction, including the provisions of Section 6 above.

9. MISCELLANEOUS

9.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

9.2 No Waiver. The waiver by any Party of a breach of any covenant, agreement or undertaking contained herein shall be made only by an instrument in writing signed by the Party giving such waiver, and no such waiver shall operate or be construed as a waiver of any prior or subsequent breach of the same covenant, agreement or undertaking. Except as otherwise specifically provided herein, the exercise of any remedy provided by law or otherwise, and the provisions of this Agreement for any remedy, shall not exclude any other remedy.

9.3 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of the remaining part of such provision, and the validity, legality and enforceability of the other provisions hereof shall not be affected thereby. Any provision of this Agreement that is held invalid, illegal or unenforceable in any jurisdiction shall not be deemed invalid, illegal or unenforceable in any other jurisdiction.

9.4 Entire Agreement; Amendment. This Agreement, together with all exhibits and Schedules hereto constitutes the entire agreement among the Parties pertaining to the Transaction, and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties. Except as otherwise provided herein, no supplement to, or modification of, this Agreement shall be binding unless executed in writing by each of the Parties.

9.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia without regard to any principles of conflict of laws.

9.6 Submission to Jurisdiction; Jury Trial Waiver. Each of the Parties (a) consents to submit itself to the exclusive personal jurisdiction of any state or federal court sitting in the State of Georgia, Coweta County, in any Proceeding for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Person to be served at the address and in the manner provided for the giving of Notices in Section 9.9. Nothing in this Section 9.6, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY SUCH PROCEEDING.

9.7 Assignability. Subject to the terms and conditions of this Section 9.7, the Purchaser may assign its rights under this Agreement, in whole or in part, to any Affiliate of the Purchaser. Except as expressly provided in this Section 9.7, neither this Agreement, nor any of the rights and obligations arising hereunder, may be assigned by either Party without the prior written consent of the other Party.

9.8 Notices. All notices, demands and other communications (each, a “Notice”) required or permitted hereunder shall be in writing (including facsimile), and shall be (a) sent by registered or certified mail, First Class postage attached, (b) sent by hand or overnight delivery, or (c) sent by electronic mail or facsimile, in each case addressed to the respective Parties at the addresses first set forth above, or to such other address and to the attention of such other Persons as a Party hereto may specify from time to time by Notice to the other Parties. Each Notice shall be deemed given and be effective only upon actual receipt (or refusal of receipt). Copies of any Notices shall be provided as below:

If to the Purchaser, then to its Counsel (which copy shall not constitute notice) to:

Bass Sox Mercer

Attention: Robert A. Bass, Esq.

2822 Remington Green Circle

Tallahassee, Florida 32308

Telephone: (850) 878-6404

Email: bassra@dealerlawyer.com

If to the Seller or to Shareholder, then to their Counsel (which copy shall not constitute notice) to:

Underwood & Roberts, PLLC

Attention: Eric Pridgen

3110 Edwards Mill Road, Suite 100

Raleigh, North Carolina 27612

Email: epridgen@rlulaw.com

9.9 Counterparts; Effective Date; Facsimile Copies. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to be a single instrument, and shall be effective as of the date when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. A facsimile copy of this Agreement and any signatures on any counterpart hereof shall be considered for all purposes as originals.

9.10 Time of Essence; Computation of Time. Time is of the essence with respect to all dates and time periods set forth or referred to in this Agreement and each of its provisions. Whenever this Agreement requires that something be done within a period of days, such period shall: (a) not include the day from which such period commences; (b) include the day upon which such period expires; (c) expire at 8:00 p.m. (ET) on the date by which such thing is to be done; or (d) be extended by 2 Business Days if the final day of such period falls on a Saturday, Sunday, or bank holiday in the state where such thing is to be done.

9.11 Agreement Not Recordable. No Party shall have the right or the authority to file this Agreement or any notice thereof of record in any public office unless the same is necessary in order to assert, vindicate, enforce or defend the Party’s rights under this Agreement.

9.12 Attorneys’ Fees. Should any Party institute any suit, action or Proceeding in court or otherwise to enforce or interpret this Agreement by reason of or with respect to an alleged breach of any provision hereof, the prevailing Party shall be entitled to receive from the non-prevailing Party such amount as the court may judge to be reasonable attorneys’ and paralegals’ fees for the services rendered to the prevailing Party in such action or Proceeding, plus the prevailing Party’s costs and expenses therein, regardless of whether such suit, action or Proceeding is prosecuted to judgment.

9.13 Interpretation. The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and the Other Agreements and have contributed to their revision; and (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and the Other Agreements. The words “include,” “includes,” “included,” “including,” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement

* * * * *

[signatures on following page]

IN WITNESS WHEREOF, the Parties have duly executed this Asset Purchase and Contribution Agreement on the day and year noted below.

SELLER:

NEWNAN IMPORTS, INC.

BY:	/s/ WALT GUTIERREZ

ITS:	PRESIDENT

Date:	July 13, 2020

SHAREHOLDER:

/s/ WALT GUTIERREZ
WALT GUTIERREZ

Date:	July 13, 2020

PURCHASER:

LMP AUTOMOTIVE HOLDINGS, INC.

BY:

ITS:	Chief Executive Officer

Date:	July 13, 2020